AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GelStat Corporation

7554 SW Jack James Drive

Stuart, Florida 34997

(772) 212-1368; https://www.gelstat.com

Copy to:

Lawrence Metelitsa, Esq.

Lahdan S. Rahmati, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

UP TO 1,666,666,667 SHARES OF COMMON STOCK

PRICE: $0.003 PER SHARE

25,000,000 SHARES OF COMMON STOCK BY THE SELLING SHAREHOLDER

GelStat Corporation, a Delaware corporation (the “Company,” “we,” “our,” “ours,” “us,” or “GelStat”) is offering a maximum of up to 1,666,666,667 shares of our common stock, par value $0.01 per share (referred to herein as the “Shares”) in a Tier 2 offering under Regulation A (the “Offering”). Our shares of common stock have been quoted on the OTC Pink by the OTC Markets Group Inc. of the Financial Industry Regulatory Authority, Inc. (“FINRA”) under the symbol “GSAC” since January 2021.

This Offering is being conducted on a “best efforts” basis pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended, or the Securities Act, for Tier 2 offerings, which means that there is no guarantee that any minimum amount will be sold in this Offering. Offers and sales of the Shares will be made by our Chief Executive Officer, Javier G Acosta, who will not receive any commissions or other remunerations for his efforts. We are also registering 25,000,000 shares of common stock for the Selling Shareholder. We reserve the right to engage the services of an additional registered broker-dealer who will offer, sell and process the subscriptions for the Shares, although we do not presently expect to engage such selling agent. If any broker-dealer or other agent/person is engaged to sell our Shares, we will file a post-qualification amendment to the offering statement of which this Offering Circular forms a part disclosing the names and compensation arrangements prior to any sales by such persons. See “Plan of Distribution” on page 18 in this Offering Circular.

All of the Shares being offered for sale by the Company will be sold at a fixed price of $0.003 per share for the duration of the Offering. There is no minimum amount that we are required to raise from the Shares being offered hereby. There is no guarantee that we will sell any of the Shares being offered in this Offering. Additionally, there is no guarantee that this Offering will successfully raise enough funds to implement our Company’s business plan or to pay for the expenses of this Offering. No escrow agent has been engaged for this offering and funds tendered by investors will be held in a segregated account controlled by the Company. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

The approximate date of the commencement of the sales of the Shares in this Offering will be the calendar day following the date on which the Offering is qualified by the U.S. Securities and Exchange Commission (“SEC” or the “Commission”) and on a continuous basis thereafter until the maximum number of Shares offered hereby are sold.

The offering will terminate at the earlier of: (1) the date on which the maximum offering amount has been sold, (2) the date which is one year after this Offering has been qualified by the SEC, or (3) the date on which this Offering is earlier terminated by us in our sole discretion. No sales of Shares will be made prior to the qualification of the Offering statement by the SEC.

	Price to Public	Proceeds to Issuer (1)(2)(3)
Per Share	$0.003	0.003
Total Maximum	$5,000,000	4,900,000

(1)	We have not retained a broker for the sale of securities being offer. In the event we retain a broker who may be deemed an underwriter, we will file an amendment to the offering circular.
(2)	We estimate the total expenses of this Offering will be approximately $100,000 plus other expenses. See section entitled “Use of Proceeds.”
(3)	25,000,000 shares of common stock are being offered by the Selling Shareholder. The Issuer will not receive any proceeds from sales by the Selling Shareholder.

There is, as of the date of this Offering Circular, no public market for the securities offered hereby. There can be no assurance that a liquid market for the securities offered hereby will develop, or if one should develop, will continue. Any market that should develop may not be liquid.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE INVESTING.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS, AS DEFINED IN RULE 501 (A) OF REGULATION D (17 CFR §230.501 (A)), AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV AND NOTE THE SEC’S RECENTLY ADOPTED AMENDMENTS TO THE “ACCREDITED INVESTOR DEFINITION” ON AUGUST 26, 2020. SEE “PLAN OF DISTRIBUTION – INVESTMENT LIMITATIONS.”

This Offering Circular is following the offering circular format described in Part II (a)(1)(i) of Form 1-A.

The date of this Amendment No. 2 to Preliminary Offering Circular is December 15, 2021, subject to completion.

IMPORTANT NOTICES TO INVESTORS

NASAA UNIFORM LEGEND

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the healthcare and consumer product industry, the healthcare and consumer product market, and the other markets relevant to our operations are based on information from various public sources. Although we believe that this data is generally reliable, such information is inherently imprecise, and our estimates and expectations based on this data involves a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Description of Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” or “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	our dependence upon external sources for the financing of our operations;

•	our ability to attract or maintain a critical mass of users to accept our products in a cost-effective manner;

•	we have a limited operating history and have an evolving and unpredictable business model and we may never generate meaningful revenues. A purchaser of Shares will have limited benefit in reviewing the company’s prior performance;

•	the amount and nature of competition from companies in the healthcare and consumer product industry that manufacture homeopathic products;

•	our success establishing and maintaining contractual business arrangements;

•	the effects of COVID-19;

•	the effects of any reforms or changes in the healthcare and consumer product industry; and

•	our ability to achieve, maintain regulatory approvals and comply with applicable regulations.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

1

Summary of the Offering

Common stock to be offered:	1,666,666,667 shares of common stock at $0.003 per share. 25,000,000 shares are also being sold by the Selling Shareholder. Please see section entitled “Selling Shareholder.”

Common stock outstanding prior to this offering: (1)	524,993,540 shares

Common stock to be outstanding after the offering: (1)	2,191,660,207 shares

Use of proceeds:

We estimate that the net proceeds to us from this offering will be approximately $4,900,000 million, after deducting the estimated offering expenses.

We intend to use the net proceeds of this offering for working capital and other general corporate purposes, including to pay salaries. See “Use of Proceeds” for additional information.

Minimum number of shares of common stock to be sold in this offering:	None.

Risk factors:

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 3 before deciding to invest in our securities.

Market for common stock:	Our shares of common stock have been quoted on the OTC Pink by the OTC Markets Group Inc. of the Financial Industry Regulatory Authority, Inc. (“FINRA”) under the symbol “GSAC” since January 2021.

(1)	The number of shares of preferred stock will not be impacted by this offering. The number of shares of our common stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 524,993,540 shares outstanding as of December 15, 2021. Unless otherwise indicated, the Shares outstanding after this offering excludes the following:

●	5,944,444 shares of Common Stock issuable upon exercise of outstanding stock options as of December 15, 2021, with a weighted-average exercise price of $0.006 per share;

●	19,814,667 shares of Common Stock issuable upon conversion of the convertible notes issued July 8, 2021 (the “Notes”); and

2

RISK FACTORS

The SEC requires that we identify risks that are specific to our business and our financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest. You should carefully consider each of the following risks, together with all other information set forth in this offering circular, including the financial statements and the related notes, before making a decision to buy our securities. If any of the following risks actually occurs, our business could be harmed. In that case, you may lose all or part of your investment.

Risks Related to our Company, Generally.

We have a limited operating history and have an evolving and unpredictable business model and we may never generate meaningful revenues. A purchaser of Shares will have limited benefit in reviewing the company’s prior performance.

The company was incorporated in Delaware in August 2010, and has a limited operating history. Any review of the company’s prior performance may not determine the likelihood of the company achieving its business objectives. A purchaser of Shares should consider an investment in the company in light of the risks, uncertainties, and difficulties frequently encountered by other early-stage companies, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth due to future advances in technology, methods or processes by our competitors. To address these risks, we must, among other things, obtain a customer/user base, implement and successfully execute our business and marketing strategy, continually develop and upgrade our product offerings, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations. A purchaser should not rely upon the past performance of the company or any of its affiliates as indicative of the company’s potential future performance.

No market studies have been or will be performed regarding the offer and sale of Shares.

The Board has independently determined all aspects of the Offering. The company may be unable to sell a sufficient portion of Shares to facilitate its successful operation. Even if the company sells the maximum offering amount, it may nonetheless fail to ever become profitable.

We operate in a competitive market which could constrain our future growth and profitability.

We plan to operate in highly competitive markets. Some of our competitors and potential competitors have significantly greater financial, technical, sales and marketing and other resources than we do. Existing or new products and services that provide alternatives to our products and services could materially impact our ability to compete in these markets. Some of our known competitors are Koninklijke Philips N.V., Merck & Co., Sanofi, eVilbiss Healthcare LLC., Pfizer Inc., SleepMed Inc., Cadwell Laboratories Inc., Compumedics Limited, Natus Medical Incorporated, and GlaxoSmithKline plc, among others. As the markets for our products and services continue to develop, additional companies, including companies with significant market presence in the healthcare and consumer product industry, could enter the markets in which we compete and further intensify competition. In addition, we believe price competition could become a more significant competitive factor in the future. As a result, we may not be able to maintain our historic prices and margins, which could adversely affect our business, results of operations and financial condition. As a further result of such competition, our new solutions and sales strategy could fail to gain market acceptance. If our products do not perform as expected, or if our sales fall short of expectations, our business may be adversely affected.

Shareholders will have little to no control over the company’s operations, and will rely almost exclusively on the Board and the company’s executive officers to operate the company’s business.

The Board will have wide authority to make decisions regarding the company and its day-to-day operations, and may take actions with which a holder of Shares disagrees.

We are dependent upon external sources for the financing of our operations.

In the event we do not sell all of the Shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds described below. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

3

The company’s accounted or reported results of operations may be adversely affected by changes in accounting principles generally accepted in the United States.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the Commission, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a material effect on the company’s accounted or reported results of operations, and may even affect the accounting or reporting of transactions completed before the announcement or effectiveness of a change.

The failure of any bank in which the company deposits its funds could reduce the amount of cash the company has available for operation.

The Board intends to deposit the cash and cash equivalents of the company in bank accounts insured by the Federal Insurance Deposit Corporation (“FDIC”). FDIC generally only insures limited amounts per depositor per insured bank. Currently, FDIC is insuring up to two hundred fifty thousand dollars ($250,000) per depositor per insured bank for interest-bearing accounts. If the company’s deposits exceed these federally insured levels or if any of the banking institutions holding its cash fails, the company may lose such deposits over the federally insured levels. The loss of such deposits could reduce the amount of cash the company has available to utilize in operations.

A pandemic, including COVID-19, or an epidemic or outbreak of an infectious disease in the United States or Europe may adversely affect our business.

If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States, Europe or worldwide, our business may be adversely affected. In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. This virus continues to spread globally and, as of March 2020, has spread to over 70 countries, including the U.S., and was declared a pandemic by the World Health Organization in March 2020. The spread of COVID-19 has impacted the global economy and may impact our operations, including revenue from patient prescriptions. The risk is somewhat mitigated as pharmacies are considered essential businesses by federal, state, and local governments and are required to remain open during health emergencies. Nonetheless, such events may result in a period of business disruption and in reduced operations, which could materially affect our business, financial condition, and results of operations. The extent to which the coronavirus impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. Moreover, there continues to be uncertainty around the COVID-19 pandemic, its duration, and its impact on U.S. and global economic activity and consumer behavior. The Delta variant of COVID-19, which appears to be the most transmissible and contagious variant to date, has caused a surge in COVID-19 cases globally. The impact of the Delta variant, or other variants that may emerge, cannot be predicted at this time, and could depend on numerous factors, including the availability of vaccines in different parts of the world, vaccination rates among the population, the effectiveness of COVID-19 vaccines against the Delta variant and other variants, and the response by governmental bodies to reinstate mandated business closures, orders to “shelter in place,” and travel and transportation restrictions. A significant outbreak of coronavirus and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, resulting in an economic downturn that could impact our business, financial condition and results of operations.

We may require additional capital to fund further development, and our competitive position could decline if we are unable to obtain additional capital or access the credit markets.

We may seek to raise capital through the public or private sale of securities, if market conditions are favorable for doing so. If we are successful in raising additional funds through the issuance of equity securities, stockholders will likely experience dilution, or the equity securities may have rights, preferences, or privileges senior to those of the holders of our common stock or existing preferred stock. If we raise funds through the issuance of debt securities, those securities would have rights (directly or indirectly), preferences, and privileges senior to those of our capital stock.

 4

In connection with the audit of our financial statements as of and for the years ended December 31, 2019 and 2020, a material weakness in our internal control over financial reporting was identified and we may identify additional material weaknesses in the future.

In connection with the preparation and audits of our financial statements as of and for the years ended December 31, 2019 and 2020, significant deficiencies and material weaknesses (as defined under the Exchange Act and by the auditing standards of the U.S. Public Company Accounting Oversight Board, or “PCAOB”), were identified in our internal control over financial reporting by our auditor. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual financial statements will not be prevented or detected on a timely basis. The material weaknesses identified arose from a lack of resources to maintain effective controls and maintain segregation of duties to support the identification and disclosure of related-party transactions, non-routine and unusual transactions, which the CEO reviews and approves. Moreover, a company employee does not have the competence and training necessary for the preparation of the financial statements and all related disclosures in conformity with GAAP.

Except as described above, there were no changes to the Company’s internal controls over financial reporting occurred during the year ended December 31, 2020 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

In light of the identified significant deficiencies and material weaknesses, it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting in accordance with PCAOB standards, additional control deficiencies may have been identified.

We have begun taking measures, and plan to continue to take measures, to remediate these material weaknesses. However, the implementation of these measures may not fully address these material weaknesses in our internal control over financial reporting, and, if so, we would not be able to conclude that they have been fully remedied. Our failure to correct these material weaknesses or our failure to discover and address any other control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and make related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our common stock, may be materially and adversely affected.

Risks Related to the Company’s Intended Business

Acquisitions, investments, or significant commercial arrangements could result in operating losses.

In the normal course of business, the company may enter into other significant commercial arrangements with one (1) or more third-parties. Accordingly, the company’s success will depend, in part, on the success of such commercial arrangements, which may not materialize for reasons outside of the company’s control. Such reasons may include, but will not be limited to:

•	failing to achieve anticipated benefits, revenue, earnings, or cash flows from a commercial arrangement.
•	expected and unexpected risks with pursuing a commercial arrangement, including regulatory exposure, unfavorable accounting treatment, increases in tax liabilities, a loss of anticipated tax benefits, or costs incurred in obtaining governmental approvals necessary to effectuate an investment; and
•	having to indemnify commercial counterparties.

5

Moreover, the company will heavily rely on the representations and warranties made, and the indemnity obligations undertaken, by its commercial counterparties. If the representations and warranties made by a commercial counterparty are inaccurate or are breached, or if the company is unable to fully exercise any indemnification rights it may have, the company may incur additional, uncovered liabilities. The company may be required to incur costs to enforce its contractual rights through litigation.

The company’s results of operations may vary from quarter-to-quarter and year-to-year.

The company’s results of operations in a certain financial period may not be indicative of, or comparable to, future results of operations in subsequent financial periods. Accordingly, period-to-period comparisons of the company’s results of operations may never be meaningful, and a prospective purchaser cannot rely upon them as an indication of future performance.

We may provide product warranties to our customers, which could create a substantial demand on operations to process and could result in a material impact on our results.

We may be required to replace products sold to our customers. While we do not offer any warranties related to any of our three products, sleep, migraine preventative, or migraine, we allow offer to reimburse new consumers who are not satisfied during a trial period of our products. In addition, we offer to reimburse our retailers in the event of an incorrect or damaged shipment. There may be events in the future where we are required to take back products from customers for which we may be required to absorb the cost of these returns. Consequently, there could be a financial cost in the future related to such returns that could cause a material impact on our financial results from operations.

Unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could have a material adverse effect on our reputation, which could result in decreased sales and significant fluctuations in our business, financial condition and results of operations.

We depend significantly on consumer perception regarding the safety and quality of our products, as well as similar products distributed by other companies. Consumer perception of products can be significantly influenced by adverse publicity in the form of published scientific research, national media attention or other publicity, whether or not accurate, that associates consumption of our products or any other similar products with illness or other adverse effects, or questions the benefits of our or similar products or that claims that any such products are ineffective. A new product may initially be received favorably, resulting in high sales of that product, but that sales level may not be sustainable as consumer preferences change. Future scientific research or publicity could be unfavorable to our industry or any of our particular products and may not be consistent with earlier favorable research or publicity. Unfavorable research or publicity could have a material adverse effect on our ability to generate sales.

Our business is subject to significant competitive pressures.

We compete with other contract manufacturers of over-the counter (“OTC”) drug products. These suppliers range widely in size. We compete primarily on the basis of price, quality and service. Management believes that our manufacturing capacity and abilities offer a significant advantage over many of our competitors in the full service contract development and manufacturing industry. To the extent that any of our competitors are able to offer better prices, quality and/or services, however, we could lose customers and our sales and margins may decline.

The OTC healthcare products and dietary supplements industries are highly competitive. Many of the participants in these industries have substantially greater capital resources, technical staffs, facilities, marketing resources, product development, and distribution experience than we do. We believe that our ability to continue to compete in these industries will depend on a number of factors, including product quality and price, availability, speed to market, consumer marketing, reliability, credit terms, brand name recognition, delivery time and post-sale service and support. However, our failure to appropriately and timely respond to consumer preferences and demand for new products could significantly harm our business, financial condition and results of operations. Furthermore, unfavorable publicity or consumer perception of products we develop and commercialize could have a material adverse effect on our business and operations.

There can be no assurance that we will be able to compete successfully in the future. If we are unable to compete effectively, our earnings may be significantly negatively impacted.

6

Our failure to appropriately and timely respond to changing consumer preferences and demand for new products and services could significantly harm our customer relationships and our business, financial condition and results of operations.

Our business is subject to changing consumer trends and preferences. Our failure to accurately predict or react to these trends could negatively impact consumer opinion of us as a source for the latest products, which in turn could harm our customer relationships and cause us to lose market share. The success of our product offerings depends upon a number of factors, including our ability to:

•	anticipate customer needs;
•	innovate and develop new products;
•	successfully introduce new products in a timely manner;
•	price our products competitively with retail and online competitors;
•	deliver our products in sufficient volumes and in a timely manner; and
•	differentiate our product offerings from those of our competitors.

If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could be rendered obsolete, which could have a material adverse effect on our sales and other operating results.

If we are unable to protect our own proprietary rights, our operations will be adversely affected.

Our success will depend in part upon our ability to protect its patent rights and our ability to protect our own proprietary rights that we may develop with respect to our health products. Our failure to adequately protect their patent or our own proprietary rights may adversely affect our operations. We  may or may not be able to adequately protect these rights through patent, copyright and trademark laws. Our means of protecting these proprietary rights in the United States may not be adequate, and competitors may independently develop products. In addition, litigation may be necessary in the future to enforce patent or other intellectual property rights, protect trade secrets, determine the validity and scope of the rights of others and defend against claims of infringement or invalidity.

Such litigation may interfere with or terminate our ability to make and sale our products. Furthermore, the outcome of intellectual property litigation is inherently difficult to predict and  we may not prevail in any litigation in which they or we become involved.

If we are unable to generate significant revenue or secure additional financing we may be unable to implement our business plan and grow our business.

Our long-term future growth and success is dependent upon our ability to commence selling our products, generate cash from operating activities and obtain additional financing beyond the proceeds of this offering. There is no assurance that we will be able to commence selling our products, generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse effect on our ability to fully implement our plan of operations as described below and grow our business to a greater extent than we can with our existing financial resources.

The loss of key management could negatively affect our business.

Our success largely depends on the efforts and abilities of our senior executive group and key personnel. The loss of the services of one or more of our key executives or personnel, or increased demands placed on our key executives and personnel could adversely affect our financial performance and our ability to execute our strategies. Our continued success also depends on our ability to attract and retain qualified team members. We may not be able to attract and retain necessary team members to operate our business.

Our ability to build brand awareness in a highly competitive market will significantly impact whether our application becomes successful.

We believe that developing and maintaining awareness of GelStat’s products and brand in a cost-effective manner are critical to achieving widespread acceptance of our existing and future products and are important elements in attracting new customers. Furthermore, we believe that the importance of brand recognition will increase as competition in our market develops. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable and useful products at competitive prices. Our efforts to build our brand will involve significant expense. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building our brand. If our efforts to promote and maintain our brand are not successful, we may fail to attract enough new customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business could suffer.

7

The “GelStat” brand may not become as widely known as incumbents’ or other competitors’ brands or the brand may become tarnished.

Many of our competitors have brands that are well recognized. We plan to spend considerable money and other resources to create brand awareness and build our reputation. We may not be able to build brand awareness, and our efforts at building, maintaining and enhancing our reputation could fail. Complaints or negative publicity, which can spread very quickly with social media, about our business practices, our marketing and advertising campaigns, our compliance with applicable laws and regulations, and other aspects of our business, whether valid or not, could diminish confidence in our brand, which could adversely affect our reputation and business. As we expand our product offerings and enter new markets, we need to establish our reputation with new customers, and to the extent we are not successful in creating positive impressions, our business in these newer markets could be adversely affected. There can be no assurance that we will be able to maintain or enhance our reputation, and failure to do so could materially adversely affect our business, results of operations and financial condition. If we are unable to maintain or enhance consumer awareness of our brand cost-effectively, our business, results of operations and financial condition could be materially adversely affected

Data loss or security breaches could harm the company’s business, reputation, brand, and results of operations.

Security breaches, computer malware, and computer hacking attacks have become more prevalent across industries and may occur on the company’s systems or those of its third-party service providers. Despite the implementation of security measures, the company’s internal computer systems and those of its third-party service providers and partners are vulnerable to damage from computer viruses, hacking, and other means of unauthorized access, denial of service and other attacks, natural disasters, terrorism, war, and telecommunication and electrical failures. Attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication, and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. In addition to unauthorized access to or acquisition of personal data, confidential information, intellectual property, or other sensitive information, such attacks could include the deployment of harmful malware and ransomware, and may use a variety of methods, including denial-of-service attacks, social engineering, and other means, to attain such unauthorized access or acquisition, or otherwise affect service reliability and threaten the confidentiality, integrity, and availability of information. Furthermore, the prevalent use of mobile devices increases the risk of data security incidents. Additionally, misplaced, stolen, or compromised mobile devices could lead to unauthorized access to the device and data stored on or accessible through such device. The company may experience breaches of its security measures, and their systems may be at risk for future breaches as a result of third-party action or employee, service provider, partner, or contractor error or malfeasance.

If an actual or perceived breach of security occurs, the market perception of the effectiveness of the company’s security measures could be harmed. The company could lose third-party relationships, face lawsuits, regulatory investigations, or other legal or regulatory proceedings, or lose appealability to potential commercial counterparties. The company could suffer financial exposure due to such events or in connection with regulatory fines, remediation efforts, investigation costs, changes, or augmentation of their security measures.

Our business is subject to a variety of U.S. and international laws, rules, policies and other obligations regarding data protection.

We are subject to federal, state and international laws relating to the collection, use, retention, security and transfer of personally identifiable information. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, and among us, our subsidiaries and other parties with which we have commercial relations. Several jurisdictions have passed recent laws in this area, and other jurisdictions are considering imposing additional restrictions. These laws continue to develop and may be inconsistent from jurisdiction to jurisdiction. Complying with emerging and changing international requirements may cause us to incur substantial costs or require us to change our business practices. Noncompliance could result in penalties or significant legal liability. Our privacy policies and practices concerning the use and disclosure of data are posted on our website. Any failure by us, our suppliers or other parties with whom we do business to comply with our posted privacy policies or with other federal, state or international privacy-related or data protection laws and regulations could result in proceedings against us by governmental entities or others, which could have a material adverse effect on our business, results of operations and financial condition.

We have limited control over our suppliers, contract manufacturers, and logistics providers, which subjects us to significant risks, including the potential inability to obtain or produce quality products on a timely basis or in sufficient quantity.

We have limited control over our suppliers, contract manufacturers, and logistics providers, including aspects of their specific manufacturing processes and their labor, environmental, or other practices, which subjects us to material risks, including the following:

•	inability to satisfy demand for our products;
•	reduced control over delivery timing and product delivery;
•	reduced ability to oversee the manufacturing process and components used in production;
•	reduced ability to develop comprehensive manufacturing specifications;

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•	price increases;
•	the failure of a key supplier, contract manufacturer, or logistics provider;
•	difficulties in establishing additional contract manufacturing relationships;
•	shortages of ingredients;
•	exposure to natural catastrophes, political unrest, terrorism, or labor disputes;
•	changes in economic conditions in countries where our suppliers operate;
•	imposition of new laws or regulations that change the way products or materials can be transported or used; or
•	insufficient warranties.

If we are unable to secure and maintain patent or other intellectual property protection for the intellectual property covering our marketed products or our product candidates, our ability to compete will be harmed.

Our initial commercial success depends, in part, on obtaining and maintaining patent and other intellectual property protection for the technologies contained in our product candidates. Our products are not patent protected, though we may decide to apply for patent protection in the future. The patent positions of healthcare and consumer product companies can be highly uncertain and involve complex and evolving legal and factual questions. If we fail to obtain adequate patent or other intellectual property protection for intellectual property covering our product candidates, or if any future protection is reduced or eliminated, others could use the intellectual property covering our product candidates, resulting in harm to our competitive business position. In addition, patent and other intellectual property protection may not provide us with a competitive advantage against competitors that devise ways of making competitive products without infringing any patents that we have rights to. United States patents and patent applications may be subject to interference proceedings and United States patents may be subject to reissue and reexamination proceedings in the United States Patent and Trademark Office. Any of these proceedings could result in either loss of the patent or denial of the patent application, or loss or reduction in the scope of one or more of the claims of the patent or patent application. Changes in either patent laws or in interpretations of patent laws may also diminish the value of our intellectual property or narrow the scope of our protection. Interference, reexamination and opposition proceedings may be costly and time consuming, and we may be unsuccessful in such proceedings. Thus, any future patents that we may license may provide limited or no protection against competitors. In addition, patent applications that we may file in the future may not result in patents being issued or may have claims that do not cover our product candidates. Even if any of our future patent applications are issued, they may not provide us with adequate protection or any competitive advantages. Our ability to develop additional patentable technology is also uncertain.

Non-payment or delay in payment of patent fees or annuities, whether intentional or unintentional, may also result in the loss of future patents or future patent rights important to our business. In addition, many countries limit the enforceability of patents against third-parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.

We may face claims that we are violating the intellectual property rights of others.

Although we are not aware of any potential violations of others’ intellectual property rights, we may face claims, including from direct competitors, other companies, scientists or research universities, asserting that our technology or the commercial use of such technology infringes or otherwise violates the intellectual property rights of others. We cannot be certain that our technologies and processes do not violate the intellectual property rights of others. If we are successful in developing technologies that allow us to earn revenues and our market profile grows, we could become increasingly subject to such claims.

We may also face infringement claims from the employees, consultants, agents and outside organizations we have engaged to develop our technology. While we have sought to protect ourselves against such claims through contractual means, we cannot provide any assurance that such contractual provisions are adequate, and any of these parties might claim full or partial ownership of the intellectual property in the technology that they were engaged to develop.

If we were found to be infringing or otherwise violating the intellectual property rights of others, we could face significant costs to implement work-around methods, and we cannot provide any assurance that any such work-around would be available or technically equivalent to our potential technology. In such cases, we might need to license a third-party’s intellectual property, although any required license might not be available on acceptable terms, or at all. If we are unable to work around such infringement or obtain a license on acceptable terms, we might face substantial monetary judgments against us or an injunction against continuing to use or license such technology, which might cause us to cease operations.

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In addition, even if we are not infringing or otherwise violating the intellectual property rights of others, we could nonetheless incur substantial costs in defending ourselves in suits brought against us for alleged infringement. Also, if we are to enter into a license agreement in the future and it provides that we will defend and indemnify our customer licensees for claims against them relating to any alleged infringement of the intellectual property rights of third-parties in connection with such customer licensees’ use of such technologies, we may incur substantial costs defending and indemnifying any customer licensees to the extent they are subject to these types of claims. Such suits, even if without merit, would likely require our management team to dedicate substantial time to addressing the issues presented. Any party bringing claims might have greater resources than we do, which could potentially lead to us settling claims against which we might otherwise prevail on the merits.

Any claims brought against us or any customer licensees alleging that we have violated the intellectual property of others could have negative consequences for our financial condition, results of operations and business, each of which could be materially adversely affected as a result.

Protecting and enforcing our intellectual property rights could consume monetary funds needed for other company objectives.

Protecting and enforcing our intellectual property rights and combating unlicensed copying and use of our intellectual property can be difficult and expensive. Litigation filed by or against the Company and excessive legal costs could result in insufficient cash available to continue our business objective. Similarly, reductions in the legal protection for our intellectual property rights could adversely affect revenue.

The Company is heavily reliant upon the experience and expertise of the Board, its executive officers, and other key employees, consultants, and other agents.

These include the present members of the Board and chief executive officer, namely Javier Acosta and Adrian Goldfarb. The failure to retain or motivate any of such persons could adversely affect the company. The loss of any such persons may delay or prevent the achievement of the company’s business objectives. The company may not be able to hire new employees quickly enough to meet its demands.

The Company is required to indemnify the Board and other agents for good faith actions taken on the company’s behalf.

Applicable law and the company’s governing documents, including but not limited to, its bylaws may require the company to indemnify the Board and other agents of the company. If such a right to indemnification is exercised, the company may be obligated to incur substantial costs in defending or reimbursing the legal costs of the Board and other agents.

The forecasts of market growth included in our business plan and investor presentations, if any, may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts in our business plan and investor presentations, if any, may prove to be inaccurate. Even if these markets experience the forecasted growth described in our business plan, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in our business plan should not be taken as indicative of our future growth

Risks Related to the Healthcare and Consumer Product Industry

Our business is subject to significant competitive pressures which may inhibit our ability to generate operational revenues

The OTC healthcare and consumer product industry is highly competitive. Many of our competitors have substantially greater capital resources, technical staffs, facilities, marketing resources, product development, distribution and experience than we do. Our competitors may have certain advantages, including the ability to allocate greater resources for new product development, marketing and other purposes.

We believe that our ability to compete depends on a number of factors, including product formulations, product quality and price, availability, speed to market, consumer marketing, reliability, credit terms, brand name recognition, delivery time and new and existing product innovation and commercialization. There can be no assurance that we will be able to compete successfully in the future. If we are unable to compete effectively, our earnings may be significantly negatively impacted.

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Our targeted customer base is diverse, and we face a challenge in adequately meeting each group's needs.

Because we will serve multiple types of customers from individual to institutional, we must work constantly to understand the needs, standards and requirements of several different customer groups and must devote significant resources to developing products for their interests. If we do not accurately predict our customers' needs and expectations, we may expend valuable resources in developing products that do not achieve broad acceptance across the markets.

Our success depends on adoption of our products by potential customers, and if these potential customers do not accept and acquire our products then our revenue will be severely limited.

The major customer groups to whom we believe our products will appeal, individuals looking to acquire health products designed to support insomnia, pain and arthritis may not embrace our products. Acceptance of our products will depend on several factors, including: cost, ease of use, familiarity of use, convenience, timeliness, strategic partnerships, and reliability. If we fail to adequately meet our customers' needs and expectations, our product offerings may not be competitive and our ability to commence or continue generating revenues could be reduced. We also cannot be sure that our business model will gain wide acceptance among all targeted customer groups. If the market fails to continue to develop, or develops more slowly than we expect, our ability to commence or continue generating revenues could be reduced.

Competing forms of health products designed to support sleep, migraine and energy boost may be more desirable to consumers or may make our products obsolete.

There are currently many different consumer health products that target the same market our Company and are being marketed to our potential customers. Further development of any of these types of products may lead to advancements in technology that may make our products obsolete. Consumers may prefer alternative products. We cannot guarantee that consumer health products designed to support our target market will continue to grow within the industry as a whole. Any developments that contribute to the obsolescence of our products may substantially impact our business reducing our ability to commence or sustain generating revenues.

Our manufactures/suppliers could fail to fulfill our orders for our health products designed to support nasal health, oral and throat health as well as skin and wound sanitizing on a timely basis, which could disrupt our business, increase our costs, and could potentially cause us to lose our market.

We will initially depend on third party manufactures/suppliers to fulfill our orders for our health on a timely basis. Although we have written agreement with our two manufacturers/suppliers setting forth the framework of our agreement, ordering from them will be on a purchase order basis only.

These manufactures/suppliers could fail to obtain ingredients for our health products or fail to fulfill our orders for our health products to our specifications. If our manufactures/suppliers fail to deliver products when ordered, we may not be able to fulfill customer orders on a timely basis and our reputation could be harmed and revenues reduced. Any change in manufactures/suppliers could disrupt or delay our ability to fulfill orders for our thermostat products while we search for alternative supply sources, provide specifications, and test initial production, and our business prospects, results of operations and financial condition could be materially and adversely affected.

Our existing products and potential new products expose us to potential product liability claims

Our business results in exposure to an inherent risk of potential product liability claims, including claims for serious bodily injury or death caused by the sales of our products. These claims could lead to substantial damage awards. We do maintain product liability insurance, a successful claim brought against us could have a material adverse effect on our results of operations and financial condition. Claims against us, regardless of their merit or eventual outcome, may also have a material adverse effect on the consumer demand for our products.

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If the FDA or FTC were to determine that our products and/or claims are in violation of any of their regulatory requirements, either agency could restrict our ability to market the products, require us to change the claims that we make or cause us to remove the products from the market.

Although we believe that our products and claims comply in all material respects with the regulatory requirements, if the FDA or FTC were to determine that we are in violation of any such requirement, either agency could restrict our ability to market the products, require us to change the claims that we make or cause us to remove the products from the market. Also, because we operate in the consumer health care space competitors may choose to challenge our claims and representations before the National Advertising Division of the Council of Better Business Bureaus in the U.S. and Canada and although we believe that all of claims and representations would withstand such advertising challenges we cannot rule out that we would have to modify claims and representations as a result of such challenges and in any case we would incur costs for defending against any such claims.

We, as well as our suppliers, are subject to numerous federal, state and local laws and regulations and our compliance with these laws and regulations, as they currently exist or as modified in the future, may increase our costs, limit or eliminate our ability to sell certain products, require recalls of certain products, raise regulatory enforcement risks not present in the past or otherwise adversely affect our business, results of operations and financial condition.

We are subject to various federal, state and local laws, regulations and administrative practices that affect our business. Our suppliers and contract manufacturers are also subject to such laws and regulations. The safety, formulation, manufacturing, processing, packaging, importation, labeling, promotion, advertising and distribution of products we sell in our stores, including private label products, are subject to regulation by several federal agencies, including the FDA, the FTC, the USDA, the CPSC and the EPA, as well as by various state and local agencies.

Dietary Supplement Risks. Our sale of dietary supplements is subject to the FDA’s comprehensive regulatory authority under the FDCA, as amended by DSHEA. DSHEA greatly expanded the FDA’s regulatory authority over dietary supplements and empowered the FDA to establish good manufacturing practice regulations governing key aspects of the production of dietary supplements, including quality control, packaging and labeling. Under DSHEA, no dietary supplement may bear a statement that expressly or implicitly represents that such supplement will diagnose, cure, treat or prevent a disease. If these laws and regulations were violated by our management, Crew members, suppliers, distributors or vendors, we could be subject to regulatory enforcement action, public warning letters, product recalls, fines, penalties and sanctions, including injunctions against the future shipment and sale of products, seizure and confiscation of products, prohibition on the operation of our stores, restitution and disgorgement of profits, operating restrictions and even criminal prosecution in some circumstances. In addition, other public and private actors are increasingly targeting dietary supplement retailers and manufacturers with class action lawsuits for selling products that allegedly fail to adhere to the requirements of FDCA and DSHEA, including for failing to adhere to current good manufacturing practices, making false or misleading product statements, providing inaccurate ingredient identity and potency, and failing to control or disclose contaminants, residues and adulterants, as well as for state common and statutory laws regarding deceptive trade practices.

In addition, DSHEA differentiates between old dietary ingredients, or ODIs (i.e., those ingredients present in the food supply prior to October 15, 1994, which require no pre-market notification to the FDA), and new dietary ingredients, or NDIs (i.e., those ingredients not proven to be present in the food supply prior to October 15, 1994, which do require pre-market notification to the FDA). The FDA has not yet issued final guidance regarding the identification of a NDI or the evidence needed to document a NDI’s safety, but when it does such guidance may increase the cost of compliance in establishing the identity and safety of a NDI. In addition, the FDA has not yet promulgated a definitive list of ODIs, but if it does, such a list of ODIs could disrupt the supply of any dietary supplements made from ingredients that are currently believed to pre-date DSHEA but are not ultimately classified as an ODI. Accordingly, changes in dietary supplement regulation could also materially adversely affect the cost and availability of the dietary supplement products that we sell.

Advertising and Products Claims Risks. We could also be the target of claims relating to false or deceptive advertising in connection with the marketing and advertising of the products we sell, including under the auspices of the FTC, the consumer protection statutes of some states and some non-government watchdog groups. In addition, the FDA has aggressively enforced its regulations with respect to structure/function claims (e.g., “calcium builds strong bones”), health claims (e.g., "adequate calcium throughout life may reduce the risk of osteoporosis"), nutrient content claims (e.g., “high in antioxidants”) and other claims that impermissibly suggest therapeutic benefits for certain foods or food components. In addition, the number of private consumer class actions relating to false or deceptive advertising against cosmetic, food, beverage and nutritional supplement manufacturers has increased in recent years. These events could interrupt the marketing and sales of products in our stores, including our private label products, severely damage our brand reputation and public image, increase the cost of products in our stores, result in product recalls or litigation, and impede our ability to deliver merchandise in sufficient quantities or quality to our stores, which could result in a material adverse effect on our business, financial condition, results of operations and cash flows.

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Our reputation could also suffer from real or perceived issues involving the labeling or marketing of products we sell as “natural.” Although the FDA and the USDA have each issued statements regarding the appropriate use of the word “natural,” and the FDA has indicated it intends to define the term, there is currently no single U.S. government-regulated definition of the term “natural” for use in the food industry. The resulting uncertainty has led to consumer confusion, distrust and a growing number of legal challenges. Plaintiffs have commenced class action litigation against a number of food companies and retailers that market “natural” products, asserting false, misleading and deceptive advertising and labeling claims. Should we become subject to similar lawsuits or claims, consumers may avoid purchasing products from us or seek alternatives, even if the basis for the claim is ultimately determined to be unfounded. Adverse publicity about these matters may discourage consumers from buying our products. Further, the cost of defending against any such class actions could be significant. Any loss of confidence on the part of consumers in the truthfulness of our labeling or ingredient claims would be difficult and costly to overcome and may significantly reduce our brand value. Any of these events could adversely affect our reputation and brand and decrease our sales, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Organic and GMO Claims. We are also subject to the requirements of the USDA’s National Organic Program (NOP), which establishes federal standards for organically produced agricultural products. The NOP regulations assure our customers that products with the “USDA Organic” seal meet consistent and uniform standards. The failure of one or more of our suppliers to comply with the NOP regulations could cause a disruption in the supply of our product offerings. In addition, the USDA has recently set forth final rules on the labeling of food produced with bioengineering. Although voluntary compliance with these rules began in January 2020, the deadline for mandatory compliance is not until January 1, 2022. Therefore, we and our suppliers have sufficient time to comply with these new labeling requirements.

FSMA Implementation Risks. The FSMA significantly expanded food safety requirements and the FDA’s regulatory authority over food safety. Voluminous regulations and rules issued under the FSMA are in varying degrees of implementation. In addition, the FSMA required the FDA to establish science-based minimum standards for the safe production and harvesting of produce and increase inspection of foreign and domestic facilities. With respect to both food products and dietary supplements, the FSMA meaningfully augmented the FDA’s ability to access both producers’ and suppliers’ records and added new records that must be created and maintained. The FSMA also requires the implementation of enhanced tracking and tracing of food and dietary supplements through production and distribution and, as a result, added recordkeeping burdens upon our suppliers. In addition, under the FSMA, the FDA now has the authority to inspect facilities, certifications and supplier documentation to evaluate whether foods and ingredients from our suppliers are compliant with applicable regulatory requirements. Such FDA inspections, and regulatory actions resulting therefrom, may require product recalls, delay the supply of certain products or result in certain products being unavailable to us for sale in our stores. The implementation of the FSMA requirements may be too expensive or too complicated for some of our suppliers, which may increase the cost, or curtail or eliminate the supply, of certain products that we purchase from small and/or local suppliers.

Homeopathic Products. In recent years, the FDA and FTC have increased their regulatory scrutiny of homeopathic drug products. In October 2019, the FDA released new draft guidance on homeopathic drugs, stating that the agency intends to take a risk-based approach to reviewing how some homeopathic drug products are marketed, under which it will prioritize enforcement and regulatory actions involving certain categories of homeopathic drug products marketed without the required FDA approval. Although no final guidance has yet been issued, such guidance may require homeopathic products to be approved for sale under a new approval or review regimen or otherwise lessen their availability for us to sell in our stores.

Third-Party Risks. We rely on our suppliers and contract manufacturers to ensure that the products they manufacture and sell to us comply with all applicable regulatory requirements and are made using FDA-mandated good manufacturing practices. In general, we seek certifications of compliance, representations and warranties, indemnification and/or insurance from our suppliers and contract manufacturers. However, even with adequate insurance and indemnification, the failure of any products to comply with applicable regulatory requirements could prevent us from marketing such products or require us to recall or remove such products from our stores. In addition, any claims of non-compliance could significantly damage our reputation and consumer confidence in the products we sell.

Other Regulatory Risks. We are also subject to laws and regulations more generally applicable to retailers, including labor and employment, taxation, zoning and land use, environmental protection, workplace safety, public health, advertising and selling practices, alcoholic beverage sales and handling and transport of products derived from industrial hemp. We cannot predict the nature of future laws, regulations, interpretations or applications, or determine what effect either additional government regulations or administrative orders, when and if promulgated, or disparate federal, state and local regulatory schemes could have on our business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, additional recordkeeping, expanded documentation of the properties of certain products, expanded or different labeling and scientific substantiation. Any or all of such requirements could materially and adversely affect our business, financial condition and results of operations.

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Our products involve unknown medical risks and we could be exposed to significant product liability claims, which could be time consuming and costly to defend, divert management attention and adversely impact our ability to obtain and maintain insurance coverage, which could adversely affect our ability to sell our products, which would negatively impact our business.

We face a risk of product liability exposure because our products may involve presently unknown medical risks of equal or even greater severity when combined with other homeopathic medicine, nutraceuticals or pharmaceutical drugs. Product liability claims or other claims related to our products, or their unintended use or interactions with other products, could harm our reputation and reduce our product sales. Additionally, any lawsuits or product liability claims against us may divert our management from pursuing our business strategy and may be costly to defend. Further, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forego further commercialization of one or more of our products. A product liability related claim or recall could be materially detrimental to our business. We do not carry product liability insurance. We may not be able to obtain such insurance in adequate amounts, or on acceptable terms, to provide coverage against potential liabilities. Our inability to obtain or maintain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products we develop, and could leave us exposed to significant financial losses relating to any products that we do develop and commercialize.

Risks Related to Ownership of our Shares and this Offering

We will not be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, our investors will receive less information than they might expect to receive from public companies.

We will be not be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Tier 2 offerings, like ours, require a company to file an annual report on Form 1-K, a semi-annual report on Form 1-SA, and current reports on Form 1-U on EDGAR. Therefore, our investors will receive less information than they might expect to receive from public companies.

There is no public market for our Shares. You cannot be certain that an active trading market or a specific share price will be established, and you may not be able to resell your securities at or above the offering price.

There is currently no public market for our Shares. Even though our Shares are quoted on the OTC Pink, the market price of our Shares may decline below the price that we are selling shares to you in this offering. The price per share payable by investors in this offering may not be indicative of the market price of our Shares if our Shares become quoted on the OTC Pink. The OTC Pink is a significantly more limited market than the New York Stock Exchange or The Nasdaq Stock Market.

The offer and sale of Shares is subject to an arbitrary offering price.

The offering price of Shares has been independently determined by the Board based upon its members’ experience with similar investment opportunities, its consultation with outside consultants, and the anticipated expenses to be incurred by the company in respect of the offer and sale of Shares hereby. The offering price of Shares may not be indicative of the company’s value, or the present or future value of its assets, although we believe that it is supported by the calculations performed internally. No assurance will be or could be given that Shares, if resellable or transferable, could be resold or transferred for the price at which they will be offered to prospective purchasers (or for any amount).

There can be no assurance of a public offering or any other liquidity event.

An investment in the securities involves a very high degree of business and financial risk that can result in substantial losses. No assurance can be given that a public offering or other liquidity event will be consummated or that, if consummated, it would result in increased value of the securities sold in this offering.

Our Board has discretion over proceeds of the offering.

We expect to use the net proceeds of this offering as described in our use of proceeds table. However, our CEO has wide discretion over how the proceeds of the offering are used in his sole and absolute discretion. As a result, our Board will have the discretion to allocate the net proceeds to uses that investors may not deem desirable. There can be no assurance that the net proceeds can or will be invested to yield a significant return.

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The company’s future issuance of additional equity securities (or other securities convertible into equity securities) in connection with financings, investments, or otherwise may dilute holders of Shares.

The company’s future issuance of equity securities may occur through grant equity awards to the Board and executive officers, employees, consultants, and other agents of the company, raising capital through equity financings in the future, acquiring or making investments in complementary companies, products, or technologies, as part of a debt financing transaction, or otherwise. Any such issuance may dilute a holder of Shares’ ownership interest in the company.

There will be a limited public market for the equity securities of the company, and Shares may be illiquid.

As the Shares are being issued pursuant to Regulation A promulgated under the Act, they will not be “restricted securities,” as that term is used in the Act. However, there can be no assurance that a liquid market for Shares will develop, or if one should develop, will continue. Any market that should develop may not be liquid. Investors should be prepared to indefinitely hold Shares.

Further, because Shares are being offered and sold in accordance with exemptions from the registration or qualification requirements of federal and state securities laws, the resale or transfer of Shares will be highly restricted. A holder of Shares desiring to resell or transfer Shares will have to fully comply with and pay all of the costs associated with such resale or transfer. A holder of Shares must be prepared to indefinitely hold Shares.

If the company undertakes a formal public offering of its equity securities in the future, the price at which its equity securities are initially offered to the public or subsequently trade may be lower than the price at which Shares are offered and sold hereby. Such prices for the company’s equity securities will be influenced by a number of factors outside of the Board and the company’s control, including but not limited to:

•	the subsequent issuance of equity securities by the company;
•	changes in interest rates;
•	competitive developments, including announcements by the company or competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures, or capital commitments;
•	variations in the company’s results of operations;
•	the depth and liquidity of the market for the equity securities of the company, and comparable securities generally; and
•	the markets’ perceptions of the company.

The offer and sale of Shares is subject to risks arising under federal and state securities laws.

The Offering is being undertaken pursuant to the exemption from registration provided under Regulation A promulgated under the Act. As part of the offer and sale of Shares, the company is representing that this Offering Circular and any other documents and information made available by the company do not contain any untrue statements of a material fact nor omit any material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading. However, if this representation is inaccurate with respect to a material fact or if the offer and sale of Shares fails to qualify for an exemption from registration or qualification under federal or state securities laws, then a purchaser of Shares may have the right under federal or state securities laws to rescind their purchase and receive their purchase price back in full, plus interest (less income received upon the tender of the shares purchased by them). If purchaser of Shares were to successfully seek rescission, the company could face severe financial demands that could adversely affect either, or non-rescinding purchasers.

The offer and sale of Shares if being undertaken on a “best efforts” basis.

This means that the company is not required to raise any requisite amount of funds before proceeds may be used for the business purposes contemplated herein. If the company is unable to sell a sufficient number of Shares hereby, the company may be unable to achieve its intended business objectives.

We do not anticipate dividends to be paid on our Common Stock and investors may lose the entire amount of their investment.

A dividend has never been declared or paid in cash on our Common Stock and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares. We cannot assure stockholders of a positive return on their investment when they sell their shares nor can we assure that stockholders will not lose the entire amount of their investment.

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Tax-Related Risks

The company’s profits are taxed at the entity level. Changes to existing laws and regulations relating to taxation could adversely affect a holder of Shares.

Presently, the company is taxed as a “C-corporation” for federal income tax purposes. Subchapter C of the Internal Revenue Code of 1986, as amended (the “Code”) provides that current-year income or loss of a corporation will be taxed at the entity level, rather than the stockholder level. Accordingly, holders of Shares will only report personal income relating to the current-year operations of the company on their individual federal income tax return in the event that the company shall declare a dividend. Subchapter C of the Code is complex, and a potential purchaser of Shares should consult with their legal and financial advisers regarding the impact of holding Shares.

However, changes to existing laws and regulations relating to taxation are likely to occur, and may adversely affect the taxation of a holder of Shares or the market value of the same. Alternatively, it may become more advantageous for the company to elect to be classified or taxed as an “S-corporation” for federal income tax purposes, and such election could adversely affect how a holder of Shares receives distributions of capital from the company or reports personal income relating to the current-year operations of the company on their individual federal income tax return.

A change in the tax treatment of the company could affect its ability to use net operating losses to offset future taxable income.

In the event the company elects to be treated as a “C-corporation” for federal income tax purposes, then net operating losses (“NOLs”) of the company, if any, may not be available to offset taxable income of its shareholders in the future. In general, under Section 382 of the Code, an entity taxed as a “C-corporation” that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. If the company undergoes an ownership change in connection with or after the offer and sale of its equity securities in the future, its ability to utilize NOLs could be limited by Section 382 of the Code. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs or other unforeseen circumstances, the company’s existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities, including for state tax purposes. For these reasons, the company may not be able to utilize some portion of its NOLs, even if it achieves profitability during any given period.

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DILUTION

Immediate Dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share and our net tangible book value per share after this offering. Dilution results from the fact that the public offering price per share is substantially in excess of the net tangible book value per share attributable to the existing stockholders for our presently outstanding shares.

Our net tangible book value was approximately $(203,725), or $(0.000) per share, as of December 31, 2020. Our net tangible book value represents the amount of our total consolidated tangible assets (which is calculated by subtracting net intangible assets, deferred tax assets, and prepaid offering expenses from our total consolidated assets), less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per share, after giving effect to the proceeds we will receive from this offering, at a public offering price of $0.003 per share, and after deducting underwriting discounts and commissions, if any, and estimated offering expenses payable by us.

After giving effect to the sale of $5,000,000 of shares in this Offering at a public offering price of $0.003 per share, and after deducting estimated offering expenses payable by us, but without adjusting for any other change in our pro forma net tangible book value subsequent to December 31, 2020, our pro forma net tangible book value would have been $5,140,220 per share. This represents an immediate increase in pro forma net tangible book value of $0.002 per share to our existing stockholders and immediate dilution of $0.002 per share to new investors purchasing shares in this offering.

During the one (1) year preceding the date of this Offering Circular, no shares were offered or sold to any director or executive officer.

The following table illustrates such dilution:

Public offering price per share	$0.003
Net tangible book value per share at December 31, 2020	$(203,725)
Pro forma as adjusted net tangible book value per share after this offering	$0.000
Increase in net tangible book value per share to existing stockholders	$5,343,945
Dilution in net tangible book value per share to new investors	$0.002

DETERMINATION OF OFFERING PRICE

Price per share is $0.003. This offering price has been arbitrarily determined by the Company and is not an indication of the value of the shares or that any of the shares could be sold for an amount equal to the offering price or for any amount.

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PLAN OF DISTRIBUTION

Offers and sales of the Shares will be made on a best efforts basis by our Chief Executive Officer, Javier Acosta, who will not receive any commissions or other remunerations for his efforts. The Offering price for our Shares was determined by our CEO. There is no minimum amount that the Company must raise through the offer and sale of Shares hereby before it may use the proceeds thereof. The Company will have immediate access to the proceeds of any purchaser. A purchaser will not be entitled to a return of funds in the event that not all Shares offered hereby are sold. The offer and sale of Shares hereby will close on the earlier of (1) the date on which the maximum offering amount has been sold, (2) the date which is one year after this offering has been qualified by the SEC, or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Only prospective purchasers residing in jurisdictions where the offer and sale of Shares are registered and who meet any state-specific investor suitability standards will be allowed to purchase Shares. In order to subscribe to purchase Shares, a prospective purchaser must complete and execute a subscription agreement. A prospective purchaser may pay for Shares through wire transfer, money order, or a check to the submitted to the escrow account established by Colonial Stock Transfer.

25,000,000 shares of common stock being sold in this offering are being sold by the Selling Shareholder. Please see section entitled “Selling Shareholder.”

The Company reserves the right to reject any investor’s purchase of Shares in whole or in part for any reason. If the offer and sale of Shares terminates or if any prospective purchaser is rejected, all funds received from prospective purchasers for whom the offer and sale of Shares has not closed will be immediately returned without interest or deduction.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with the offer and sale of Shares. These materials may include public advertisements and audio-visual materials authorized by the Company. Although such materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to Shares, such materials will not give a complete understanding of the offer and sale of Shares hereby or the Company, and are not to be considered part of this Offering Circular. The offer and sale of Shares is made only by means of this Offering Circular and prospective purchasers must read and rely on the information provided in this Offering Circular in connection with their decision to invest in Shares.

Special considerations apply when contemplating the purchase of Shares on behalf of employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local, other laws or regulations that are similar to such provisions of the Code or ERISA, and entities who underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”). A person considering the purchase of Shares on behalf of a Plan is urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law.

Placement Agent Agreement

We have not retained a broker for the sale of securities being offered. In the event we retain a broker who may be deemed an underwriter, we will file an amendment to the offering circular.

Investment Limitations

“Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

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To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who:

•	has an individual net worth, or joint net worth with the person’s spouse or spousal equivalent, which exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or
•	had earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and has a reasonable expectation of reaching the same income level in the current year; or
•	is holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status; or
•	is a “family client,” as defined by the Investment Advisers Act of 1940, of a family office meeting the requirements in Rule 501(a) of Regulation D and whose prospective investment in the issuer is directed by such family office pursuant to Rule 501(a) of Regulation D.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s principal residence.

How to Calculate Net Worth. For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in this offering.

In order to purchase the shares in this offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

No Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

Escrow

No escrow agent has been engaged for this offering and funds tendered by investors will be held in a segregated account controlled by the Company.

Blue Sky Law Considerations

The holders of our shares of Common Stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTC Market, investors should consider any secondary market for the Company’s securities to be a limited one. There is no guarantee that our stock will ever be quoted on the OTC Market. We intend to seek coverage and publication of information regarding the Company in an accepted publication, which permits a “manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states, which require shares to be qualified before they can be resold by our shareholders.

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Procedures for Subscribing

This offering circular and a subscription agreement will be furnished to prospective investors upon request directed to the Chief Executive Officer.

If you decide to subscribe for any shares in this Offering, you must (1) execute and deliver a subscription agreement (the form of which is attached to the offering statement), either online or in hard copy, and (2) deliver the subscription price by check, wire transfer or ACH to us. Checks (which should be at least $100 and in increments thereof) should be made payable to: GelStat Corp., Attn: Chief Executive Officer. The check and the subscription agreement, if completed as a hard copy, should be mailed or delivered to GelStat Corp., 7554 SW Jack James Drive, Stuart, Florida, 34997, phone (772) 212-1368.

Escrow Account. We may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Tendered funds will remain in escrow until a closing has occurred. However, in the event that this offering does not close by the expiration date set forth above or the offering is earlier terminated, any money tendered by potential investors will be promptly returned without interest or deduction. Upon closing, funds tendered by investors will be made available to us for our use.

Right to Reject Subscriptions. After we receive your completed, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow agent, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, a non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see above on how to calculate your net worth).

Transfer Agent and Registrar

The company has engaged Action Stock Transfer Corp., located at 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT, 84121, phone (801) 274-1088, a registered transfer agent with the SEC, to act as transfer agent and registrar to maintain shareholder information on a book-entry basis.

Jury Trial Waiver

The subscription agreement that investors will execute when investing in our Company provides that subscribers waive the right to a jury trial of any federal securities law claim they may have against us arising out of or relating to the subscription agreement. By signing the subscription agreement, the investor warrants that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation, or provision of the subscription agreement serves as a waiver by us, or by any investor, of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

Our form subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

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USE OF PROCEEDS

After deducting estimated expenses of this offering, we expect net proceeds from this offering of approximately $4,900,000. Our current plan, subject to change, is to use the bulk of these net proceeds for some or all of the following tasks and initiatives:

•	Produce Initial Inventory: $350,000;

•	Marketing and Advertising: $975,000;

•	Research and Development: $2,500,000;

•	Website and Infrastructure Development: $100,000; and

•	Working capital and other general corporate purposes: $975,000.

Pending such uses, we will invest the net proceeds of the offering in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States.

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors, including, without limitation, developments by us and our competitors, the opinions and positions of regulators and authorities in our most important markets, the costs of sales, and marketing and customer acquisition.

Our Directors and Officers, Javier Acosta, Adrian Goldfarb, William Colucci and Paul Bucha will begin to receive compensation from the $875,000 of working capital and other general corporate purposes as indicated above. The Company does not anticipate that it will materially change the use of proceeds in the event that not all Shares are sold. The Company reserves the right to change the use of proceeds as the Board determines to be in the best interests of the Company.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our Board will retain broad discretion over the allocation of the net proceeds from this offering. See also “Risk Factors” because we have broad discretion in the use of proceeds.

In the event we do not sell all of the Shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

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DESCRIPTION OF BUSINESS

The Company

GelStat Corporation (the “Company” or “GelStat”) is a consumer health care company dedicated to the cost-effective development and marketing of over-the-counter (OTC) and other non-prescription consumer health care products. While development efforts ceased in 2005 due to lack of capital, its efforts were focused on proprietary, innovative products that addressed multi-billion-dollar global markets.

On May 9, 2003, GelStat Corp. merged with NP Acquisition Corp. (NP Acquisition), then a wholly owned subsidiary of Developed Technology Resource, Inc. (DTR). Effective July 14, 2003, DTR changed its name to GelStat Corporation. Effective March 17, 2004, GS Corp. was merged into its parent, GelStat Corporation.

On September 29, 2011, the Company acquired 100% of the capital stock of GSC Direct Inc., a Florida corporation, from Equisolve, LLC and High Alpha Partners, Inc. in exchange for the issuance of 25,000,000 shares of the Company’s common stock. Upon closing, GSC Direct Inc. became a wholly owned subsidiary of the Company. In October 2013, the Company entered into an Agreement and Plan of Merger with CBD Life Sciences, Inc.

In July 2014, the Company executed a share exchange agreement, pursuant to which the Company acquired 100% of the voting membership of Mastix Medica LLC for 27,500,000 shares of the Company’s common stock.

In March 2020, a new CEO was appointed. In July 2020, operations were restored with the re-leasing of a warehouse that had previously stored GelStat product and served as a headquarters for operations. In late 2020, the Company began the process of re-engaging with the public markets with the objective of becoming a reporting company that had been allowed to lapse under previous management as well as seeking new financing which is ongoing at this time.

In January 2021, GelStat returned to OTC Markets by updating disclosure documents and deploying processes to ensure public filings, transparent operations and shareholder engagement. On December 21, 2020, the Company with the approval of its board of directors and its majority shareholders by written consent in lieu of a meeting, authorized a Reverse Split with a range of 1 for 2 to 1 for 1,000 (the “Reverse Split”) of its issued and authorized common shares. While the Board has such authorization, it has not yet effectuated any such Reverse Split. On June 22, 2021, the Company filed an amendment of its certificate of incorporation with the State of Delaware to increase its authorized common stock shares to 5,000,000,000. On July 6, 2021, the Company filed a certificate of designation to authorize 51 shares of Series A Preferred Stock, par value $0.01.

Summary of Business

GelStat Corporation has had successful acquisition events that provided profit and growth opportunities through the addition of new and unique products with significant correlation between themselves that allowed for common productive and commercial processes to be merged into efficient consolidated activities.

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GelStat Corporation will continue to operate as a Direct-To-Consumer (DTC) retailer and will continue to evolve its Hybrid Model looking to balance network marketing strategies with an expanded distribution base through party plan strategies motivating individual channel throughput under an umbrella of marketing, validation and social resources.

GelStat will market products with national digital reach and progressive regional incursions targeting concentrated market areas and designed to grow our distribution network.

Products

We currently offer non-CBD/non-nonsteroidal anti-inflammatory homeopathic drugs (non-NSAID) targeting consumer concerned with migraines, headaches, energy enhancement or sleep. Currently, approximately 2/3rds of the population of the United States of America is affected by one of the aforementioned issues. We plan to introduce enhanced versions of our current line of products allowing for improved performance and focusing on prevention of symptoms when that formulation is supported by scientific research.

Our aim is to produce and sell products that are:

•	Effective plant-based and natural;
•	Safe to use;
•	Reduce symptoms and need for medication;
•	Have no known side effects; and
•	Non-narcotic, non-NSAID and non-CBD.

The approximate number of individuals in the United States of America suffering from the types of symptoms that our products are aiming to address are as follows:

•	Migraines - 38 million people reported monthly
•	Sleep - 110 million estimated
•	Arthritis - 63 million estimated

The above statistics indicate the potential markets for our products, and the basis of our belief to launch a widespread and successful marketing campaign for our products that we believe will generate a larger revenue base. Below is a description of our products:

GelStat Migraine

The Company's first product is Gelstat® Migraine is a homeopathic drug designed to provide acute relief from migraine and migraine-like headaches. Gelstat Migraine was originally launched through distributors into retailers and wholesalers across the United States.

The global migraine drug market was valued at $1.7 billion in 2017, according to studies from Allied Market Research and Grand View Research, and is expected to reach $2.1 billion by 2025, growing at an expected CAGR of 3.1% during the forecast period (2018-2025). North America is anticipated to be the highest revenue contributor throughout the forecast period.

In 2005, the Medical Science Monitor completed an open label research evaluating GelStat Migraine led by doctors from Clinvest, Inc. and Headache Care Center, Springfield, Missouri, U.S.A. This research included subjects who were satisfied with their various combinations of triptans, OTC and prescription medications; and 59% of subjects reported being satisfied with GelStat Migraine. These researchers concluded that GelStat Migraine appears to be effective as a first line abortive treatment for migraine when initiated early during the mild headache phase of the attack in subjects with migraine who experience and can identify, with regularity, the mild headache phase of their attack. (See Gelstat Migraine for acute treatment of migraine when administered during the mild pain phase, Roger K. Cady, Curtis P. Schreiber, Mary E. Beach, and Carolyn C. Hart, 2005). Informal user reviews state similar results.

GelStat Migraine maintains a competitive edge in a market were non-prescription NSAID medications become less desirable due to long term organ damage and supplements with less effectiveness gain appeal being labelled natural and with negligible side effects. GelStat Migraine has yet to reach its market potential while becoming a bridge for downstream derivatives that will refresh the brand. We also are working with search engines to effectively promote and advertise our products. Additional efforts to expand brand and product awareness will include research studies designed to induce new users to GelStat Migraine, continuously seeding downstream social interactions and mentions.

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GelStat Sleep

GelStat Sleep is a sleep aid employs a unique combination of active ingredients, each of which has independently been shown in certain studies to be effective in promoting healthy sleep. Those ingredients are combined with proprietary adjuncts as part of the delivery system intended to provide rapid, effective and safe administration when used as directed. The tablets are specifically formulated for effective delivery of active ingredients. Unlike nearly all other non-prescription sleep aids, GelStat Sleep does not contain antihistamines. Antihistamines cause drowsiness, but they are often ineffective sleep aids, and have side effects that create problems for many users.

GelStat Migraine is administered sublingually (under the tongue), where it is held in place briefly before being swallowed. GelStat Migraine is provided in single dose dispensers, which are intended to ensure ease of use as well as consistent, accurate administration of medication. By utilizing an orally dispersible tablet to deliver the planned combination of ingredients, the product contains advantageous relative to competing products. GelStat Sleep is provided as an orally dispersible tablet, a form of administration believed to be of particular benefit because of the rapid onset of absorption and the high percent of active ingredient absorbed. It is believed that GelStat Sleep may offer consumers an effective OTC sleep aid without the risks and side effects associated with other OTC and prescription sleep aids.

The global insomnia therapeutics market is expected to reach $3.45 billion by 2025, according to a new report by Grand View Research, Inc.

“Global Sleep Aids Market size was valued at $49,543 million in 2016, and is estimated to reach $79,851 million by 2023, registering a CAGR of 7.0% from 2017 to 2023. Sleep is a biological requirement that maintain metabolic homeostasis, influences memory and other cognitive function, and regulates immune function. Sleep aids are drugs and medical devices used to diagnose and treat various sleep disorders, such as sleep apnea and insomnia. Lack of quality sleep leads to sleep disorders, which are caused due to medical issues, physical disturbances, environmental problems, and psychiatric disorders. These sleep disorders are expected to adversely affect the human health and lead to number of chronic diseases, such as high blood pressure, diabetes, arthritis, and stroke. Thus, it is important to treat and diagnose these disorders at an early stage. In addition, rising innovations in sleep aid devices, developing drugs for inappropriate sleep and rising utilization of compact sleep apnea devices is relied upon to add to the development of the global sleep aids market.” (Sleep Aids Market by Product and Sleep Disorder - Global Opportunity Analysis and Industry Forecast, 2017-2023, Onkar Sumant and Tenzin Kunsel, 2017).

This market is primarily driven by the presence of patented molecules, potential clinical pipeline candidates, rising stress level, and increase in geriatric population who find it difficult to fall asleep.

Increase in prevalence of insomnia, awareness about this condition and availability of safer drugs are anticipated to fuel revenue growth. The COVID-19 pandemic and turbulent political climate is expected to create additional demand for this product.

There is heavy competition in insomnia therapeutics market segment, with new competition being introduced to this market regularly, and with customers frequently changing their behavior, primarily to avoid prescription and narcotics, and to compensate for their increased tolerance to medications or supplements. Competition in this segment includes Koninklijke Philips N.V., Merck & Co., Sanofi, eVilbiss Healthcare LLC., Pfizer Inc., SleepMed Inc., Cadwell Laboratories Inc., Compumedics Limited, Natus Medical Incorporated, and GlaxoSmithKline plc. However, the aforementioned companies' primary products require prescription, creating an opportunity for GelStat Sleep, an effective OTC supplement, which has room to grow share in this massive segment through high volume marketing engagements and infomercial style marketing directed to social media platforms.

FDA Approval

In general, the Company's products are regulated both by the U.S. Food and Drug Administration (the "FDA") and by the U.S. Federal Trade Commission (the "FTC") as well as States through their “little FTC” laws and rules as well as other consumer protection laws. Internationally, the Company must comply with the federal and local laws of each country.

The FDA treats homeopathic drugs, both prescription and OTC, differently than non-homeopathic drugs. Unlike non-homeopathic drugs, homeopathic drugs are not required to submit to pre-market approval and are not required to be tested for safety and effectiveness. Homeopathic drugs must meet the standards set forth by the Homeopathic Pharmacopoeia of the United States.

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Under the Federal Food, Drug, and Cosmetic Act, homeopathic products are subject to the same requirements related to approval, adulteration and misbranding as other drug products. Homeopathy is generally based on two main principles:

•	that a substance that causes symptoms in a healthy person can be used in diluted form to treat symptoms and illnesses, a principle known as “like-cures-like”; and

•	the more diluted the substance, the more potent it is, which is known as the “law of infinitesimals.”

There are currently no homeopathic products approved by United States Food and Drug Administration (the “FDA”). Since homeopathic drug products have not been approved by FDA for any use, they may not meet modern standards for safety, effectiveness, and quality. There are no FDA-approved products labeled as homeopathic; this means that any product labeled as homeopathic is being marketed in the U.S. without FDA evaluation for safety or effectiveness.

FDA’s proposed approach towards homeopathic products prioritizes regulatory and enforcement actions involving unapproved homeopathic products that pose the greatest risk to patients. Many homeopathic products will likely fall outside the risk-based categories described in the revised draft guidance. FDA intends to focus its enforcement authorities on the following kinds of products:

•	with reported safety concerns;

•	that contain or purport to contain ingredients associated with potentially significant safety concerns;

•	for routes of administration other than oral or topical, e.g. for use as an injection or taken nasally;

•	that claim to treat or prevent serious and/or life-threatening diseases and conditions, such as cancer;

•	marketed to vulnerable populations, including children, pregnant women and the elderly; or

•	with significant quality issues.

In general, the FTC and the FDA prohibit fraud in the marketing of homeopathic drugs, monitor OTC versus prescription use of homeopathic drugs, hold homeopathic drugs to several labeling requirements, and require production incompliance with current good manufacturing practices (with some minor exceptions).

The FDA prohibits "health fraud," defined as:

The deceptive promotion, advertisement, distribution or sale of articles, intended for human or animal use, that are presented as being effective to diagnose, prevent, cure, treat, or mitigate disease (or other conditions), or provide a beneficial effect on health, but which have not been scientifically proven safe and effective for such purposes. Such practices may be deliberate, or done without adequate knowledge or understanding of the article.

Only those homeopathic drugs that treat "self-limiting" conditions that the average consumer can recognize and diagnose are allowed to be marketed as OTC drugs. Homeopathic drugs that claim to treat serious diseases and those that require diagnosis by a physician, such as AIDS or cancer, must be marketed as prescription homeopathic drugs - they cannot be sold as an OTC drug.

The FDA requires that homeopathic drugs be properly labeled. “A drug or device shall be deemed to be misbranded if its labeling is false or misleading in any particular fashion.” Furthermore, Section 352 of the Act requires that the name and place of business of the manufacturer, packer, or distributor be placed on the package. Homeopathic drugs for retail sale must also bear adequate directions for use that can be interpreted by the average lay person, and their ingredients as well as the dilution of each active ingredient must be stated (with dilution stated as the number of 1:10 dilutions required to arrive at the final concentration of active ingredient). The label must also state at least one major indication for the drug, the drug's established name, and any applicable warnings.

Brand Strategy

Consumers worldwide constantly weigh medication benefits over their risks and side effects. Their search for healthier products fuels the alternative medicine demand, creating some instances of over the counter performance exceeding prescription.

On top of this behavior, people need a reliable support community to provide reliable tools and resources to manage and contain their particular ailment or requirement.

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GelStat will become a support environment providing the required interactions that allows consumers to safely address their health concerns, find solutions to their requirements and establish a social community that drives awareness for our products and values.

Our platform will allow for several products and divisions to coexist and benefit from each other’s success and provide common fulfillment infrastructure to ensure high levels of customer satisfaction with efficient order to delivery processes.

We will spread goals across three operational phases to ensure success:

Phase A “Recover”

•	Higher focus on robust controls and documentation
•	Achieve total effective order fulfillment for all sources
•	Achieve individual profitability for each product line

Phase B “Stabilize”

•	Establish a source path for all products and reintroduce to market previous successful products
•	Develop new products and/or derivatives and update/create new patents

Phase C “Grow”

•	Expand and acquire additional products and/or business in support of expanding market share

Our Corporate Strategy

The service and sourcing of our products will contain the following characteristics:

Customer Service

We aim to maintain strong relationships with our diverse customer base. We will require streamlined processes that evaluates retail customer satisfaction metrics across all process stages ensuring each unique business unit customers’ requirements are incorporated into their scope.

Order/Service Fulfillment

Deploying effective Six Sigma-driven productive chain control processes will allow for controlled continuous improvement operations sharing common methodologies while maintaining uniqueness in each operating structure.

Administrative Infrastructure

Having a central financial data concentration repository will allow for effective metrics and deliverables across the organization while maintaining individuality of each profit center.

Pipeline

We are finalizing steps to bring to market mature candidates to address arthritis pain, sinus inflammation and prevent migraines; all products derived from GelStat Migraine. Following a similar development methodology, GelStat Sleep is being overhauled to improve cosmetics and produce derivative applications. In addition to our internal development efforts, we are constantly searching for candidate products to be acquired.

Marketing

Our commercial strategy will includes maximizing several parallel channels growing each independently until capitalization when a full integration will be sustained. Our efforts will focus on the following channels:

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Digital Advertising

This space provides a huge impact base with unlimited flexibility to increase awareness and generate leads and will consider three sub-channels:

-	Google Ad Words – Immediate investment to build and support awareness at a low-cost driving traffic to website and ecommerce resources.
-	Digital Media – Establish investment plan for medium to long term advertising in websites with aligned target audience.
-	Social Media – Social targeted interactions designed to build awareness and community engagement driving lead generation and extending our own support environment.

Digital hub

Establish a web presence with clear product and company information, robust e-business infrastructure and user-friendly social support environment.

BTL (Campaigns and Activations)

Establish investment plan for medium to long-term real-world activities to allow target audience to engage with our products.

Distributor network

Create regional presence through collaboration with individual distributors responsible for defined market objectives supporting diverse points of sale. We will continue to operate as a Direct-To-Consumer (DTC) retailer, and will continue to evolve its hybrid model aiming to balance network marketing strategies with and expanded distribution base through party plan strategies motivating individual channel throughout under an umbrella of marketing, validation and social media resources.

GelStat will market products with national digital reach and progressive regional incursions targeting concentrated market areas and designed to grow our distribution network. Our distributor network currently has both a Northeast and Southwest presence and we expect to expand to new locations.

Supply Chain

Our product manufacturing has been outsourced to date and, in the future, will be performed by a quality company willing and able to support future requirements. We are also seeking additional suppliers to improve our product’s cost, quality and presentation. We do not anticipate any issues related to locating such suppliers.

Competition

There is heavy competition in this market segment, with new competition being introduced to this market regularly, and with customers frequently changing their behavior, primarily to avoid prescription and narcotics, and to compensate for their increased tolerance to medications or supplements. Competition in this segment includes Koninklijke Philips N.V., Merck & Co., Sanofi, eVilbiss Healthcare LLC., Pfizer Inc., SleepMed Inc., Cadwell Laboratories Inc., Compumedics Limited, Natus Medical Incorporated, and GlaxoSmithKline plc. However, the aforementioned companies' primary products require prescription, creating an opportunity for GelStat Sleep, an effective OTC supplement, which has room to grow share in this massive segment through high volume marketing engagements and infomercial style marketing directed to social media platforms.

Intellectual Property

Our intellectual property consists of three key formulations for natural products addressing pain (migraine, and arthritis ), insomnia and energy deficiency. The formulae for each of our supplements is proprietary. We are not intending to patent the formulae at this time due to the costs and our likelihood of receiving a patent. We intend to revisit this in the next few years.

Legal Proceedings

None.

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Research and Development

In the past, GelStat has worked with leading researchers to identify unique products that address large and underserved markets and has proven efficacy for products which are now in our pipeline. These products will be the next additions to our portfolio expanding our market reach. Additional target products have been identified that will improve and expand our legacy product offering including alternative delivery, additives, and combinations. Our research philosophy will continue forward looking to develop additional products to address additional ailments and markets.

Employees

We have two full-time employees and one-part-time employee.

DESCRIPTION OF PROPERTY

The Company does not own any real property. In light of the present circumstances presented by COVID-19, the Company does not utilize administrative office space or other real property, however, our office and warehouse is located at: 7554 SW Jack James Drive, Stuart, FL 33997. Our facility is leased and we pay $2,378 rent per month. Our lease expires on June 30, 2023 and if we were unable to renegotiate lease terms, we believe we would be able to find an alternative suitable facility.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in this Offering Circular. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Offering Circular. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guarantee or warranty is to be inferred from those forward-looking statements.

The information set forth in our Description of Business section is incorporated herein by reference. The company believes that the Offering will facilitate its cash requirements for the next twelve (12) months.

Gelstat Corporation has had successful acquisition events that provided profit and growth opportunities through the addition of new and unique products with significant correlation between themselves that allowed for common productive and commercial processes to be merged into efficient consolidated activities.

GelStat Corporation plans to continue to operate as a Direct-To-Consumer (DTC) retailer and will continue to evolve its Hybrid Model looking to balance network marketing strategies with an expanded distribution base through party plan strategies motivating individual channel throughout under an umbrella of marketing, validation and social media resources.

GelStat will market products with national digital reach and progressive regional incursions targeting concentrated market areas and designed to grow our distribution network.

Results of Operations for Fiscal Years Ended December 31, 2020 and 2019

Revenues

Revenues as a whole in fiscal 2020 increased by $3,950 in comparison to fiscal 2019 mostly as a direct result of restarting operations. Product sales increased $3,950 in fiscal 2020 in comparison to fiscal 2019,which is attributable to our pivot in early March 2020 to fulfill our GelStat Migraine product.

We increased our customer base since the reintroduction to market of our products during the fiscal year 2020 compared to none during the fiscal year 2019.

During the year ended December 31, 2020, the Company’s customer base and revenue streams were comprised of approximately 8% B2B (Wholesale Distributors and Enterprise Institutions) and 92% B2C (consumers who bought through our online ecommerce platform and through Amazon, Google, etc.).

During the year ended December 31, 2019, the Company had no customer base or revenue streams.

Cost of goods sold

Cost of goods sold increased $1,413 during fiscal 2020 in comparison to fiscal 2019, primarily due to restarting operations. As a result, total gross margin resulted in 64.2% in fiscal 2020.

Wages and benefits

Wages and benefits for fiscal 2020 increased $133,165 compared to fiscal year 2019, primarily as a result of establishing an operating structure.

Professional fees

Professional fees consist of costs attributable to consultants and contractors who primarily spend their time on legal, accounting, product development and business development. Such costs increased $16,083 or 1,285% in fiscal 2020 compared to fiscal 2019. As a result, the Company believes it has complied with federal, state, local and shareholder obligations.

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Sale and marketing expenses

Sales and marketing expenses increased $1,678 during 2020 in comparison to 2019, primarily due to product placement and consumer awareness efforts.

General and administrative

General and administrative costs during fiscal 2020 increased $10,352 in comparison to fiscal 2019, mostly due to the implementation of processes and infrastructure to support renewed business operations. We expect these numbers to increase as we ramp up our overall business after the COVID crisis.

Other expense/income, net

Other expense/income in 2019 was a net expense of $0, however in 2020 we had a net decrease or expense of $291 which decreased net other income/expense by $291.

Net loss

Net loss during fiscal 2020 increased by $171,327 in comparison to the net loss incurred during fiscal 2019 primarily as a net result of overall operating expenses.

On an earnings-per-share basis, we saw no reduction in share loss from ($0.00) in 2019 to ($0.00) in 2020.

Liquidity and Capital Resources for Fiscal Years Ended December 31, 2020 and 2019

As of December 31, 2020, we had $767 in cash and $75,293 of other current assets, and $306,145 of current liabilities, resulting in a working capital deficit of $230,085 compared to $1,141 in cash and a working capital deficit of approximately $25,887 as of December 31, 2019.

Net cash used in operating activities was $85,219 for fiscal 2020 compared to net cash provided of $2,271 for fiscal 2019. The increase in net cash used in operating activities was largely attributed to an increase in inventory offset by an increase in accrued expenses.

Net cash provided by investing activities during fiscal 2020 and 2019 was $0 and $0, respectively.

Net cash used by financing activities during fiscal 2020 was $84,845 and consisted of proceeds totaling $33,750 received from advances under CARE loans, and a loan in the amount of $51,095 from a related-party. Net cash by financing activities during fiscal 2019 was $(1,205) and consisted of payments on debt and the loan.

We expect to continue to generate revenues from our ongoing operations. We also expect to see new revenues come in from recently launched products and products that are scheduled for launch throughout 2021 or 2022, however, the amount of revenues is still unpredictable and may not be sufficient to fund all our working capital needs. Accordingly, we anticipate that we will have negative cash flow from our operations and, therefore, will have to raise additional capital in order to fund our operations in 2021.

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During fiscal year ended December 31, 2019 and 2020, except for two government backed PPP loans, the Company has not taken any new debt.

On May 1, 2020, the company entered into a promissory note (the “Note”) with Bank of America, which provides for a loan in the amount of $33,750 (the “Loan”) pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).  The Loan has a two-year term and bears interest at a rate of 1.00% per annum (APR 1.014%).  Monthly principal and interest payments were deferred for seven months after the date of disbursement and was again extended an additional six months from the date of disbursement.  The Loan may be prepaid at any time prior to maturity with no prepayment penalties.  The Company applied for the PPP loan forgiveness and the loan was forgiven.

On January 28, 2021, the Company entered into a second promissory note (the “Second Note”) with Bank of America, which provides for a loan in the amount of $33,747 (the “Second Loan”) pursuant to the Second Draw of the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).  The Loan has a two-year term and bears interest at a rate of 1.00% per annum (APR 1.014%). Monthly principal and interest payments are deferred for seven months after the date of disbursement and was extended additional six months from the date of disbursement.  The Company applied for the PPP loan forgiveness and the loan was forgiven.

In addition to continuing to incur normal operating expenses, we intend to continue our research and development efforts for our various products, including website development, and we also expect to further develop our sales, marketing and manufacturing programs associated with the commercialization of our products. We currently do not have sufficient capital on hand to fully fund our proposed research and development activities, which lack of product development may negatively affect our future revenues.

On July 8, 2021, GelStat issued a one-year $59,444 convertible note and received $50,000 in proceeds after discount and fees. This note bears no interest and is due July 8, 2022. GelStat also issued 25,000,000 shares of common stock and a five-year warrant to purchase 5,944,444 shares of common stock as additional consideration for this note. This note provided piggyback registration rights for the shares of common stock underlying the note and warrant shares. The Company agreed to use its best efforts to register the shares in any Regulation A offering. The warrant has not been exercised to date. The exercise price of the warrant shall mean the lesser of (i) 80% of the per share price of common stock in the first Regulation A offering conducted by the Company after July 8, 2021, (ii) $0.006 per share, (iii) the lowest daily closing price of the common stock during the ten days prior to the effective date of the reverse split (subject to adjustment for stock splits), (iv) the lowest daily closing price of the common stock during the ten days prior to the maturity date of the note (subject to adjustment for stock splits), (v) 80% of the unit offering price in the first Regulation A offering (if applicable), or (vi) 80% of the exercises price of any warrants issued in the first Regulation A offering. In connection with the note, the Company entered into a Security Agreement dated July 8, 2021 pursuant to which the obligations of the Company are secured by substantially all of the Company’s personal property creating a continuing First Priority lien and security interest in favor of the noteholder. The Security Agreement contains customary covenants that include, among others, covenants that limit the Company’s and its subsidiaries’ ability to dispose of assets, enter into mergers or acquisitions, incur indebtedness, incur liens, pay dividends or make distributions on the Company’s capital stock. The foregoing summary of the Security Agreement is qualified in its entirety by reference to the Security Agreement filed herewith as Exhibit 4.2.

As noted above, based on budgeted revenues and expenditures, unless revenues increase significantly, we believe that our existing and projected sources of liquidity may not be sufficient to satisfy our cash requirements for the next twelve months. Accordingly, we will need to raise additional funds in 2021. The sale of additional equity securities will result in additional dilution to our existing stockholders. Sale of debt securities could involve substantial operational and financial covenants that might inhibit our ability to follow our business plan. Any additional funding that we obtain in a financing is likely to reduce the percentage ownership of the Company held by our existing security-holders. The amount of this dilution may be substantial based on our current stock price, and could increase if the trading price of our common stock declines at the time of any financing from its current levels. We may also attempt to raise funds through corporate collaboration and licensing arrangements. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to grant licenses on terms that are not favorable to us. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain the needed additional funding, we may have to further reduce our current level of operations, or, may even have to totally discontinue our operations.

We are subject to many risks associated with early stage businesses, including the above discussed risks associated with the ability to raise capital. Please see the section entitled “Risk Factors” for more information regarding risks associated with our business.

Plan of Operations

We have not yet generated any significant revenues. During the next twelve months, we plan to develop new products. Because we have identified potential in the Migraine and Sleep core products, we plan to invest resources in improving their packaging, delivery methods and usage recommendations in an attempt to promote lower costs and higher usage patterns.

Specifically, we plan to reintroduce Sleep with a new formulation, packaging and delivery. We believe this will support our complimentary plans to launch a new Migraine produce and improve sourcing, registration, commercial and distribution efforts to grow Migraine sales volumes. We aim to achieve positive cashflow within the next twelve (12) months while establishing an organic growth pattern increasing the product and brand potential during which new products are planned to be developed.

In parallel and with our affecting our path towards profitability and return to market, Gelstat must initiate a development strategy to bring additional products and services to market. Therefore, we also plan to invest significant resources in research and development. We will continue to evaluate opportunities to grow through acquisition or synergy.

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We believe the offering amount of proceeds will satisfy our cash requirements to implement our plan of operations for the next twelve (12) months.

Trends Information

GelStat Migraine has proven itself as a reliable solution for our customers. Nine out of ten new customers developed repetitive purchase patterns which can be grouped in three main categories based on their cadence: migraines more than a month apart, migraines every month and several migraines per month.

GelStat also benefitted from the shift to e-business and online marketing having positive results and conversion on Google, Bing and Amazon platforms; allowing us to grow our customer base by an average of 40% on every campaign across platforms.

Consumer demand continues to shift towards products with healthier impact on their bodies and reduce risks of addition, overdose, or organ damage, thus trying to avoid prescription drugs and NSAIDs.

Regulatory Matters

Our products are subject to government regulation, both in the United States and abroad, which could increase our costs significantly and limit or prevent the sale of our products. The sale, advertisement and promotion of foods, dietary supplements, vitamins, minerals, herbal and homeopathic products and cosmetics that we sell are subject to regulation by the FDA, FTC, USPS, the U.S. Department of Agriculture and state regulatory authorities. Any of these government agencies, as well as legislative bodies, can change existing regulations, or impose new ones, or could take aggressive measures, causing or contributing to a variety of negative consequences, including:

•	requirements for the reformulation of products to meet new standards,

•	the recall or discontinuance of products,

•	additional record keeping,

•	expanded documentation of the properties of products,

•	expanded or different labeling,

•	adverse event tracking and reporting and

•	additional scientific substantiation.

Any or all of these requirements could have a material adverse effect on us. There can be no assurance that the regulatory environment in which we operate will not change or that such regulatory environment, or any specific action taken against us, will not result in a material adverse effect on us

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Going Concern

Our independent auditor has expressed substantial doubt about our ability to continue as a going concern given our lack of operating history and the fact that we have had no revenues to date. Furthermore, our auditor identified several material weaknesses. Our future is dependent upon our ability to obtain financing and upon future profitable operations. These factors raise substantial doubt that we will be able to continue as a going concern.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any.

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DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Name	Age	Position(s)	Term	Approximate hour per week for part-time employees
Javier G. Acosta	49	Director	October 2020 to September 2021[1]	Not applicable
		CEO	October 2020 to September 2021[2]	Not applicable
Paul W. Bucha	78	Director	October 2020 to September 2021[1]	Not applicable
Adrian Goldfarb	64	Director	October 2020 to September 2021[1]	Not applicable
William R. Colucci	83	Director	October 2020 to September 2021[1]	Not applicable

Javier G. Acosta. Mr. Acosta, combines over 9 years of experience in technology integration industries senior management, following a 16-year career in the automotive industry. Previously he had been involved in Duos Technology, Inc., a company in software development and technology integration, holding positions including Vice President of Sales and Marketing and Vice President of Operations. During 2018, he was the Lead Consultant for MotoDrive, a company involved in automotive manufacturing and distribution. From 2012 to 2018, he served as Operations Director with Organizacion Interamericana de Asesoria y Comercio, a company dedicated to industrial automation and control systems integration. He has an Engineering undergraduate degree from Universidad Iberoamericana.

Adrian Goldfarb. Mr. Goldfarb is a 35-year industry veteran including more than 30 years in information technology. He began his career with IBM as a financial specialist in an enterprise systems group focused on IT solutions in the oil industry. He has worked in marketing, operations and finance with both large and small organizations including 10 years with a subsidiary of Fujitsu both at headquarters and European operations. For most of the past 20 years he has specialized in new venture and early-stage organizations. From 1998 until 2002 Mr. Goldfarb was Managing Director of WSI Europe, a division of the Weather Channel turning long time loss making divisions to profitability. From June 2002 to December 2007, Mr. Goldfarb served on the Board of Directors of MOWIS GmbH, an Austrian-based Weather Technology Media company. He also served as their interim Chief Financial Officer and led the management team in securing seed capital to fund growth. MOWIS was acquired as a strategic new media portal in 2007 by one of Europe's largest media groups. From February 2008 through October 2012 Mr. Goldfarb served as Chief Financial Officer of Ecosphere Technologies, Inc. where he was instrumental in guiding the Company through its growth from $0.3 million in annual revenues in 2008 to more than $21 million in annual revenues in 2011. Currently, Mr. Goldfarb serves as Executive Vice President and Chief Financial Officer of Duos Technologies Group, Inc and sits on the Board of Directors. Mr. Goldfarb BA in Business specializing in Finance from Rutgers University in Newark, NJ.

William R. Colucci. William R. Colucci has been a consultant to the Company and a director since 2007. From 2008-2010, he advised Ermis Pharmaceuticals in developing a market strategy for their all natural acne and face products. From 2004 to 2007 he served as Corporate Secretary for Universal Capital Management, Inc., a publicly traded Business Development Company. Since 1999, Mr. Colucci has served as an independent consultant providing business consulting services to emerging growth companies. Mr. Colucci was elected as a director for his experience with emerging growth companies.

Paul W. Bucha. Paul Bucha has served as a director since 2011. Mr. Bucha, has been the CEO of Terra Mark II, LLC since December 2005. Under his leadership, it was established to continue work on real estate projects in Bermuda and other environmentally sensitive locations after the buy-out of majority owners of Terra Mark, LLC, joint venture with Greenfield Partners of Norwalk, Connecticut. In addition, Mr. Bucha has been a director of M Group, USA since 1994. M Group, USA is a family-owned real estate and investment company with projects in Switzerland, United Kingdom, Caribbean basin and USA. He has oversight of all aspects of company activities. Mr. Bucha was appointed director because of his extensive business experience.

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1 The date of September 2021 is an estimate. This position shall be held until Javier Acosta’s seat as a director is subject to election at the next annual meeting of the company’s stockholders in 2021.

2 The date of September 2021 is an estimate. This office shall be held until Javier Acosta’s position as CEO is subject to renomination by the Board, following the next annual meeting of the company’s stockholders in 2021.

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Family Relationships

There are no family relationships between any director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the SEC) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company’s financial statements and other services provided by the Company’s independent public accountants. The Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company review the Company’s internal accounting controls, practices and policies.

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our Directors believe that it is not necessary to have such committees, at this time, because the Directors can adequately perform the functions of such committees.

Legal Proceedings

Our Directors/Officers have not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; or

4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

5.	such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.	such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.	such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.	such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Shareholder Proposals

Our Company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our President, at the address appearing on the first page of this Information Statement.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Capacities in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Javier Acosta(1)(2)	Officer, Director	$0.00	$0.00	$0.00
Adrian Goldfarb(2)	Director, Chairman	$0.00	$0.00	$0.00
William R. Colucci(2)	Director	$0.00	$0.00	$0.00
Paul W. Bucha(2)	Director	$0.00	$0.00	$0.00

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(1)	After raising at least $500,000 from offering proceeds, salaries will be activated for President / CEO at $150,000 annually. In addition, Mr. Acosta will receive a $100,000 performance bonus to be paid in $100,000, subject to approval of a Strategic Plan for 2021 and approval of the Compensation Committee.
(2)	Starting in the second quarter of 2021, each director will receive compensation in the amount of $12,000 for one full year of service, paid in cash or stock at the discretion of the Company, and the chairman of the board will receive an additional $12,000.

No Executives or Officers have received compensation since the inception of the Company. They have agreed to forego such compensation until the Company achieves a sufficient financial position as determined by the Board of Directors.

Summary of Compensation

Stock Option Grants

We have not granted any stock options to our executive officer(s) since our incorporation.

Employment Agreements

The Company does not currently have any employment agreements in place.

Compensation Discussion and Analysis

Director Compensation

Our Board of Directors does not currently receive any consideration for their services as members of the Board of Directors. The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted, shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors reserves the right to pay our executive or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officers performance. This package may also include long-term stock based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officer and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executive and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As of September 30, 2021, the members of the Board and the executive officers of the Company hold 0.24 percent of the issued and outstanding capital stock of the Company. Members of the Board, executive officers of the Company, and other persons owning ten percent or more of the Company’s issued and outstanding capital stock as a group include the following:

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Voting Shares of Preferred Stock	Preferred Stock Voting Percentage Beneficially Owned	Total Voting Percentage Beneficially Owned(2)
Executive Officers and Directors
Adrian Goldfarb	455,400	0.1%	15	29.4%	15.05%
Javier Acosta	0	0.0%	16	31.4%	16.00%
William Colucci	1,575,000	0.3%	10	19.6%	10.15%
Paul Bucha	500,000	0.1%	10	19.4%	10.05%
5% Shareholders
Laurence Gershman	126,017,131	24.0%			11.8%
William O. Brisben	108,333,150	20.6%			10.1%
Robert Estey	24,750,000	4.0%			2.0%

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(1)	The address of each person listed on the table is c/o GelStat Corp., 7554 SW Jack James Drive, Stuart, FL 33997.
(2)	Assuming one share of preferred stock is equivalent to 10,713,693.20 votes.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

37

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than disclosed herein, none of the members of the Board, the Company’s executive officers, or other affiliates have or will be involved in a material company transaction as of the date of this Offering Circular.

On July 31, 2020 we entered into a securities purchase agreement with Adrian Goldfarb pursuant to which we have issued that certain Promissory Note in the principal amount of $75,000 with Adrian Goldfarb (the “Goldfarb Note”) and a warrant to purchase up to 78,750,000 shares of our common stock with an aggregate exercise price of $0.006. The Goldfarb Note is convertible upon default on payment or at anytime at the lowest price 10-day volume weighted average price (VWAP) upon conversion into stock and its maturity date is the earlier of June 30, 2025 or the third business day after the closing of the public offering of $1 million or greater.

38

SECURITIES BEING OFFERED

The following is a summary of the principal terms of, and is qualified by reference to, the bylaws and the subscription agreements relating to the purchase of the interests offered hereby, which are attached as exhibits to the offering statement of which this offering circular forms a part. This summary is qualified in its entirety by reference to the detailed provisions of those agreements, which should be reviewed in their entirety by each prospective investor. In the event that the provisions of this summary differ from the provisions of the bylaws or the subscription agreements (as applicable), the provisions of the bylaws or the subscription agreements (as applicable) shall apply. Capitalized terms used in this summary that are not defined shall have the meanings ascribed thereto in the bylaws.

The following summary of rights of the capital stock of the Company as provided in its Certificate of Incorporation, as amended (the “Articles”), and bylaws (the “Bylaws”), is a summary only. The Articles and Bylaws, filed with this Offering Circular as exhibits hereto, provide more detailed information concerning the rights of the capital stock of the company. Potential purchasers of Shares are encouraged to fully review the Articles and Bylaws.

We have authorized capital stock consisting of 5,000,000,000 shares of common stock, $0.01 par value per share (Common Stock) and 10,000,000 shares of preferred stock, $0.01 per share (“Preferred Stock”), 51 shares of which are designated as Series A Preferred Stock. As of September 30, 2021, we have 524,993,540 shares of Common Stock issued and outstanding and 51 shares of Preferred Stock outstanding.

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the company. All stockholders of the Company are entitled to share equally in dividends, if any, as may be declared from time to time by the Board out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights. There are no sinking fund provisions applicable to any class of our stock, and no stockholder has liability for further calls or assessment by the Company. No class of capital stock nor any existing stock has any conversion rights. There are no restrictions on the alienability of the common stock of the Company, other than pursuant to federal and state securities laws. The Articles do not include any provisions discriminating against any existing or prospective stockholder, and no rights of stockholders that may be modified otherwise than by a vote of a majority or more of the shares outstanding, voting as a class.

Dividend Policy

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

The transfer agent for these securities will be Colonial Stock Transfer Company Inc. 66 Exchange Place, Suite 100 Salt Lake City, Utah 84111.

Other Capital Stock

Preferred Stock

We have designated 51 shares of Series A Preferred Stock, par value $0.01. The Series A Preferred Stock is not entitled to dividends, liquidation rights, conversion rights, and rank senior to the Company’s common stock and any other class or series of capital stock of the Company created in the future. One share of the Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding common stock and preferred stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator. For the avoidance of doubt, if the total issued and outstanding common stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of one share of the Series A Preferred Stock shall be equal to 102,036 (e.g., (0.019607 x 5,000,000) / 0.49) – (0.019607 x 5,000,000) = 102,036.

Options and Warrants

None.

Convertible Notes

None.

 39

SELLING SHAREHOLDER

This Offering Circular also relates to the possible resale of up to 25,000,000 shares of Company common stock by the Selling Shareholder. The Shares being registered by Selling Shareholder in this offering are as follows:

25,000,000 shares of Company common stock were issued to Quick Capital, LLC in connection with that certain convertible promissory note issued by the Company to Quick Capital LLC dated July 8, 2021 (the "Note").

The Selling Stockholder may, from time to time, offer and sell pursuant to this Offering Circular any or all of the shares of common stock currently held. The Selling Shareholder may sell some, all, or none of its shares of common stock. We do not know how long the Selling Shareholder will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the Selling Shareholder regarding the sale of any of its shares of common stock. Quick Capital has contractually agreed to restrict its ability to exercise the Warrants and convert the Note such that the number of shares of the Company common stock held by Quick Capital and its affiliates after such conversion or exercise does not exceed 9.99% of the Company’s then issued and outstanding shares of common stock.

The following table presents information regarding the Selling Shareholder and the shares of common stock that it may offer and sell from time to time under this offering circular. The table is prepared based on information supplied to us by the Selling Shareholder and reflects their holdings as of December 15, 2021. Except as noted below, the Selling Shareholder has not held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Name and Position	Shares Beneficially Owned Prior to Offering	Shares Beneficially Owned After Offering
Quick Capital, LLC	25,000,000 Shares(1)	0 Shares(2)

(1) Includes all shares of common stock that are being offered for sale under this Offering Circular.

(2) Assuming all of the shares of common stock offered by the Selling Shareholder are sold.

40

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Lucosky Brookman LLP.

EXPERTS

Our financial statements for the years ended December 31, 2020 and December 31, 2019 included in this Offering Circular have been audited on August 27, 2021 by Ciro E. Adams, CPA, LLC, an independent auditing firm. Such financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the shares offered by this offering circular. This offering circular does not contain all of the information included in the offering statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the shares to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. Upon the closing of this offering, we will be subject to the informational requirements of Tier 2 of Regulation A and will be required to file annual reports, semi-annual reports, current reports and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC.

You can read the offering statement and our future filings with the SEC over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

41

GELSTAT INC.

Financial Statements For The Year Ended December 31, 2020 & 2019

TOGETHER WITH INDEPENDENT ACCOUNTANT AUDIT REPORT

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of GelStat Corporation

Stuart, FL 34997-7258

Opinion on the Financial Statements

We have audited the accompanying balance sheets of GelStat Corporation, (the Company), as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses, and needs to raise additional funds to meet its obligations and sustain its operations.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.  We determined that there were no critical audit matters.

Wilmington, DE 19806-1004

August 27, 2021

We began serving as the Company’s auditor in 2021.

F-2

GELSTAT INC.
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020 & 2019

	2020	2019

Revenues	$3,950	$—
Cost of goods sold	1,413	—
Gross profit	2,537	—

Operating expense:
Personnel costs	133,165	—
Consulting expense	17,244	1,161
Rent expense	14,264	—
Selling, general and administrative expenses	15,411	5,059
Total operating expense	180,084	6,220

Income (loss) from operations	(177,547)	(6,220)

Other income and (expense):
Other income (settlement with creditors)	2,000	—
Other expense	(2,291)	—
Total other income and (expense)	(291)	—

Provision for income taxes	—	—

Net income (loss)	$(177,838)	$(6,220)

Basic and diluted - earnings per common share	$(0.00)	$(0.00)

Basic and diluted - weighted average common shares outstanding	499,993,540	499,993,540

See notes to Financial Statements

F-3

GELSTAT INC.
BALANCE SHEET
DECEMBER 31, 2020 & 2019

	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$767	$1,141
Accounts receivable	30	—
Inventories	75,263	—
Total current assets	76,060	1,141

Other assets:
Warehouse right of use	62,160
Security deposits	2,000	—
Total other assets	64,160	—
Total assets	$140,220	$1,141

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$51,565	$24,276
Accrued expenses	91,450	—
Loans - PPP Cares Act	33,750	—
Loans - Related party	51,095	—
Due to/from related party	3,925	2,752
Warehouse lease liability - current portion	24,360
Preferred stock payable	50,000	—
Total current liabilities	306,145	27,028
Other liabilities:
Warehouse lease liability - long-term portion	37,800	—
Total liabilities	343,945	27,028
Stockholders' Equity:
Common stock $0.01 par value; 500,000,000 shares authorized; 499,993,540 and 499,993,540 issued and outstanding	4,999,935	4,999,935
Additional paid in capital	13,795,217	13,795,217
Accumulated deficit	(18,998,877)	(18,821,039)
Total stockholder's equity	(203,725)	(25,887)
Total liabilities and stockholder's equity	$140,220	$1,141

See notes to Financial Statements

F-4

GELSTAT INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2020 & 2019

	2020	2019
Cash flows from operating activities
Net loss	$(177,838)	$(6,220)
Adjustments to reconcile net loss to net cash flows used in
operating activities:
Changes in current assets and liabilities:
Accounts receivable	(30)	—
Inventory	(75,263)	—
Security deposits	(2,000)	—
Due to/from related party	1,173	2,752
Accounts payable	27,289	5,739
Accrued expenses	91,450	—
Preferred stock payable	50,000	—
Net cash used in operating activities	(85,219)	2,271

Cash flows from investing activities	—	—
Net cash used in investing activities	—	—
Cash flows from financing activities
Proceeds from the sale of common stock	—	—
Loans - PPP Cares Act	33,750	—
Loans - related party	51,095	(1,205)
Net cash provided by financing activities	84,845	(1,205)

Net increase in cash and cash equivalents	(374)	1,066

Cash and cash equivalents, beginning of the year	1,141	75

Cash and cash equivalents, end of the year	$767	$1,141

Supplemental disclosures of cash flow information:
Cash paid during the years for:
Interest	$—	$—
Taxes	$—	$—
Supplemental disclosures of non-cash financing activities:
Operating lease liability	$62,160	$—

See notes to Financial Statements

F-5

GELSTAT INC.
STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY
December 31, 2020 & 2019

	Common Stock Issued		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid In Capital	Deficit	Equity
Balance, December 31, 2018	499,993,540	$4,999,935	$13,795,217	$(18,814,819)	$(19,667)

Issuance of common stock for cash	—	—	—	—	—

Net loss	—	—	—	(6,220)	(6,220)

Balance, December 31, 2019	499,993,540	4,999,935	13,795,217	(18,821,039)	(25,887)

Issuance of common stock for cash	—	—	—	—	—

Net loss	—	—	—	(177,838)	(177,838)

Balance, December 31, 2020	499,993,540	$4,999,935	$13,795,217	$(18,998,877)	$(203,725)

See notes to Financial Statements

F-6

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - Business

GelStat Corporation ("the Company" or "GelStat") is a consumer health care company dedicated to the cost-effective development and marketing of over-the-counter (OTC) and other non-prescription consumer health care products.  Our efforts are focused on proprietary, innovative products that address the multi-billion dollar global markets.

In March 2020, a new CEO was appointed.  In July 2020, the CEO initiated operations with the purchase of inventory and leasing of office and warehouse space.  In late 2020, the Company began reengaging with capital markets and seeking additional financing which is ongoing at this time.

NOTE 2 – Going Concern

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations to date.  As of December 31, 2020, the Company had working capital deficit of $230,085, and an accumulated deficit of $18,998,877.  The Company used $85,219 of cash in operations for the year ended December 31, 2020.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might arise as a result of this uncertainty.  The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due.  Management’s plan includes obtaining additional funds by equity financing and/or related party advances; however, there is no assurance of additional funding being available.

NOTE 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) under the accrual basis of accounting.

Management's Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  The Company’s significant estimates include: the valuation of inventories and the realizability of income tax assets.  Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash and equivalents for financial statement purposes.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. As of December 31, 2020 and 2019, the Company did not record an allowance for uncollectible accounts.

Inventories

Inventories are valued using average actual cost.  Inventory items replaced by an alternative and rendered unusable or diminished in value are considered to be obsolete.  Obsolete inventory items are written down to zero.

F-7

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2020 AND 2019

NOTE 3 - Summary of Significant Accounting Policies (continued)

Revenue Recognition

Revenues are recorded from product sales when there is a transfer of control of the product from the Company to the customer.  The Company determines transfer of control based on when the product is shipped and title passes to the customer.

Cost of Revenue

Cost of revenues consists primarily of product costs and shipping and handling, which are directly attributable to the sale of products.  Shipping and handling costs included in cost of revenue for the years ended December 31, 2020 and 2019, totaled $1,413 and $0.

Advertising

Advertising costs, including the cost of promotional products, which totaled $1,678 and $0 for the years ended December 31, 2020 and 2019, are charged to operations when incurred.

Impairment

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset.

Income Taxes

The Company accounts for income tax using Accounting Standard Codification (“ASC 740”) “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes.  Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any.  Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the statement of operations and comprehensive income in the period of enactment.  A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

Earnings or Loss per Common Share

Basic earnings or loss per share is calculated as the income or loss attributable to common stockholders divided by the weighted average number of shares outstanding during each period.  Diluted earnings or loss per share is calculated by dividing the net income or loss attributable to common shareholders by the diluted weighted average number of shares outstanding during the year.

Recent Accounting Standards

The company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

F-8

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2020 AND 2019

NOTE 4 – Debt

Notes Payable

The company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of:

	December 31, 2020		December 31, 2019
Notes Payable	Balance	Interest rate	Balance	Interest rate
Related party note payable	$51,095	12%	$—	—
PPP loan	33,750	1%	—	—
Total	$84,845		$—

Related Party

Due to related parties

Amounts due to related party are due on demand and bear no interest rate or cost.

Loan

The company entered into an agreement with a related party on July 31, 2020 whereby the related party loaned the Company the aggregate principal amount of up to $78,750 in tranches, pursuant to a note, repayable on June 30, 2022.  The note carries an annual interest rate of 12% and an Original Issue Discount (OID) of 5%.  In addition, the Company will issue warrants permitting the related party to purchase for cash 78,750,000 shares of the Company’s common stock at a price to be determined once sufficient authorized shares are available for issuance such that these shares do not exceed the amount of available authorized shares. The balance of this note as of December 31, 2020 and 2019 was $51,095 and $0.

PPP Loan

On May 1, 2020, the company entered into a promissory note (the “Note”) with Bank of America, which provides for a loan in the amount of $33,750 (the “Loan”) pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).  The Loan has a two-year term and bears interest at a rate of 1.00% per annum (APR 1.014%).  Monthly principal and interest payments were deferred for seven months after the date of disbursement and was again extended an additional six months from the date of disbursement.  The Loan may be prepaid at any time prior to maturity with no prepayment penalties.  The Company applied for the PPP loan forgiveness.

Accounts payable and preferred stock payable

On June 13,2020, the company entered into an inventory purchase agreement with vendor to purchase the inventory for $75,000 to be paid with $25,000 cash and $50,000 of GelStat preferred stock.  The first cash payment of $10,000 was made on June 29,2020.  As of December 31, 2020, the remaining $15,000 of cash payment and the $50,000 of preferred stock is still payable.

F-9

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2020 AND 2019

NOTE 5 – Accrued Salary

As of December 31, 2020 and 2019, the Company has accrued $91,450 and $0 in salary to its CEO.

NOTE 6 – Inventory

Inventories are recorded at the lower of cost or net realizable value.  The cost of finished goods is determined using average actual cost.  The inventory category and balance as of December 31, 2020 and 2019 were as follows:

	December 31, 2020	December 31, 2019
Inventory
Finished goods	$75,263	$—
t Total	$75,263	$—

NOTE 7 – Warehouse lease agreement

On June 28,2020, the company entered into a warehouse and office lease agreement at its current address 7554 SW Jack James Drive, Stuart, Florida 34997.  The lease started July 1,2020 and the right-to-use asset recorded is $62,160 and $0 on December 31, 2020 and 2019.

At December 31, 2020, future minimum payments under warehouse lease with terms of at least one year were as follows:

	Total payment for year	End balance as of June 30, year	End balance as of December 31, year	Monthly payment	Term
2020	$12,000	$—	$62,160	$2,000	July 2020 to June 2021
2021	$24,360	$50,160	$37,800	$2,060	July 2021 to June 2022
2022	$25,080	$25,440	$12,720	$2,120	July 2022 to June 2023
2023	$12,720	$—	$—
Thereafter	—
Total	$74,160

F-10

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2020 AND 2019

NOTE 8 - Income Taxes

The company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets at December 31, 2020 and 2019 consist of net operating loss carryforwards and differences in the book basis and tax basis of intangible assets.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31
	2020	2019
Income tax benefit at U.S. statutory rate	$(37,346)	$(1,306)
State income taxes	(7,928)	(277)
Non-deductible expense	—	—
Change in valuation allowance	45,274	1,583
Total provision for income tax	$—	$—

The Company’s approximate net deferred tax assets as of December 31, 2020 and 2019 were as follows:

	Year Ended December 31
	2020	2019
Deferred tax assets:
Net operating loss carryforward	$(18,998,877)	$(18,822,674)
Intangible assets	—	—
	(18,998,877)	(18,822,674)
Valuation allowance	18,998,877	18,822,674
	$—	$—

The gross operating loss carryforward was approximately $18,998,877 and $18,822,674 at December 31, 2020 and 2019. The Company provided a valuation allowance equal to the deferred income tax assets for the years ended December 31, 2020 and 2019 because it was not known whether future taxable income will be sufficient to utilize the loss carry forward and other tax assets.

NOTE 9 – Subsequent Events

On January 28, 2021, the Company entered into a second promissory note (the “Second Note”) with Bank of America, which provides for a loan in the amount of $33,747 (the “Second Loan”) pursuant to the Second Draw of the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).  The Loan has a two-year term and bears interest at a rate of 1.00% per annum (APR 1.014%). Monthly principal and interest payments are deferred for seven months after the date of disbursement and was extended additional six months from the date of disbursement.  The Loan may be prepaid at any time prior to maturity with no prepayment penalties.

On June 22, 2021, the Company filed an amendment of its articles of incorporation with the State of Delaware to increase its authorized common stock shares to 5,000,000,000.

On July 8, 2021, GelStat issued a one-year $59,444 convertible note and received $50,000 in proceeds after discount and fees. (The note bears no interest and is due July 8, 2022.)  GelStat also issued 25,000,000 shares and a five-year warrant to purchase 5,944,444 shares as additional consideration for this note.

End of financial statement

F-11

GELSTAT CORPORATION
BALANCE SHEETS
SEPTEMBER 30, 2021 AND DECEMBER 31, 2020

(UNAUADITED)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$2,756	$767
Accounts receivable	189	30
Inventories	75,099	75,263
Total current assets	78,044	76,060

Other assets:
Warehouse right of use	43,980	62,160
Lease deposits	2,000	2,000
Total other assets	45,980	64,160
Total assets	$124,024	$140,220

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$68,528	$51,565
Accrued expenses	172,129	91,450
Loans - PPP Cares Act	0	33,750
Loans - related party	94,190	51,095
Convertible note payable, net	14,861	0
Due to/from related party	3,925	3,925
Warehouse lease liability current portion	24,900	24,360
Preferred stock payable	50,000	50,000
Total current liabilities	428,533	306,145
Other liabilities
Warehouse lease liability long-term portion	19,080	37,800
Total liabilities	447,613	343,945
Stockholders' equity:
Common stock $0.01 par value; 5,000,000,000 shares authorized; 524,993,540 and 499,993,540 issued and outstanding	5,249,935	4,999,935
Additional paid in capital	13,795,217	13,795,217
Accumulated deficit	(19,368,741)	(18,998,877)
Total stockholders' equity	(323,589)	(203,725)
Total liabilities and stockholders' equity	$124,024	$140,220

See notes to Financial Statements

F-12

GELSTAT CORPORATION

STATEMENTS OF OPERATIONS

FOR THE THREE MONTH AND NINE MONTH PERIODS SEPTEMBER 30, 2021 AND 2020

(UNAUDITED)

	Three Months	Three Months	Nine Months	Nine Months
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Revenues	$1,717	$3,695	$5,616	$3,695
Cost of goods sold	643	1,174	2,579	1,174
Gross profit	1,074	2,521	3,037	2,521

Operating expenses:
Personnel costs	38,252	20,212	128,856	47,652
Consulting expense	37,587	500	62,655	1,310
Rent expense	7,134	7,130	19,024	7,130
Selling, general and administrative expenses	5,121	2,515	21,571	6,879
Total operating expenses	88,094	30,357	232,106	62,971

Loss from continuing operations	(87,020)	(27,836)	(229,069)	(60,450)

Other Income and (expense):
Other income (settlement with creditors)	68,436	0	68,436	2,000
Other expense	(205,419)	(64,571)	(209,234)	(64,571)
Total other income and (expense)	(136,983)	(64,571)	(140,798)	(62,571)

Income before income taxes	(224,003)	(92,407)	(369,867)	(123,021)

Provision for income taxes	—	—	—	—

Net loss	$(224,003)	$(92,407)	$(369,867)	$(123,021)

Loss per share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average common shares outstanding - basic and diluted	523,091,366	499,993,540	507,777,423	499,993,540

See notes to Financial Statements

F-13

GELSTAT CORPORATION
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021 AND 2020

(UNAUDITED)

	Common Stock Issued		Additional Paid In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2019	499,993,540	$4,999,935	$13,795,217	$(18,821,039)	$(25,887)

Net income for the period	—	—	—	(123,021)	(123,021)

Balance, September 30, 2020	499,993,540	$4,999,935	$13,795,217	$(18,944,059)	$(148,908)

Balance, December 31, 2020	499,993,540	$4,999,935	$13,795,217	$(18,998,877)	$(203,725)

Issuance of shares with note payable	25,000,000	250,000			250,000

Net income for the period	0	0	0	(369,867)	(369,867)

Balance, September 30, 2021	524,993,540	$5,249,935	$13,795,217	$(19,368,744)	$(323,592)

See notes to Financial Statements

F-14

GELSTAT CORPORATION

STATEMENTS OF CASH FLOWS

FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2021 AND 2020

(UNAUDITED)

	2021	2020
Cash Flows from operating activities
Net loss	$(369,867)	$(123,021)
Adjustments to reconcile net loss to net cash flows used in Operating activities:
Changes in current assets and liabilities:
Accounts receivable	(164)	(78)
Inventory	164	2
Accounts payable	(32,981)	23,357
Accrued expenses	92,739	29,650
Amortization of loan discount	14,861	0
Accrued interest of note issuance	166,080	0
NET CASH USED IN OPERATING ACTIVITIES	(129,168)	(70,090)

NET CASH USED IN INVESTING ACTIVITIES	—	—

Cash flows from Financing Activities
Proceeds from PPP loan	33,747	33,750
Proceeds of loans - related party	47,410	37,000
Proceeds of note payable	50,000	2,360
NET CASH PROVIDED BY FINANCING ACTIVITIES	131,157	73,110

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,989	3,020

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	767	1,141

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$2,756	$4,161

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the years for:
Interest	$—	$—
Taxes	$—	$—

SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
Issuance of shares with note payable	$250,000	$—

See notes to Financial Statements

F-15

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

UNAUDITED

NOTE 1 – Business

GelStat Corporation ("the Company" or "GelStat") is a consumer health care company dedicated to the cost-effective development and marketing of over-the-counter (OTC) and other non-prescription consumer health care products.  Our efforts are focused on proprietary, innovative products that address the multi-billion dollar global markets.

In March 2020, a new CEO was appointed. In July 2020, the CEO initiated operations with the purchase of inventory and leasing of office and warehouse space. In late 2020, the Company began reengaging with capital markets and seeking additional financing which is ongoing at this time.

NOTE 2 – Going Concern

As shown in the accompanying unaudited financial statements, the Company has incurred recurring losses from operations to date. As of September 30, 2021, the Company had working capital deficit of $350,489. The Company used $129,168 of cash in operations for the quarter ended September 30, 2021. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might arise as a result of this uncertainty. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management’s plan includes obtaining additional funds by equity financing and/or related party advances; however, there is no assurance of additional funding being available.

NOTE 3 - Summary of Significant Accounting Policies

Basis of Presentation

In the opinion of the Company, the accompanying unaudited financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) under the accrual basis of accounting, include all adjustments (consisting only of normal recurring accruals) which we considered as necessary for a fair presentation of the results for the periods presented. It is suggested that these financial statements be read in conjunction with the Company's Annual Report for the year ended December 31, 2020. The results of operations for the nine months ended September 30, 2021, are not necessarily indicative of the results to be expected for future periods or the full year.

Management's Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.  The Company’s significant estimates include: the valuation of inventories and the realizability of income tax assets.  Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash and equivalents for purposes of the statement of cash flows.

F-16

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS (continued)

SEPTEMBER 30, 2021

UNAUDITED

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. As of September 30, 2021 and 2020, the Company did not record an allowance for uncollectible accounts.

Inventories

Inventories are valued using average actual cost.  Inventory items replaced by an alternative and rendered unusable or diminished in value are considered to be obsolete.  Obsolete inventory items are written down to zero.

Revenue Recognition

In accordance with ASC 606, revenue is recognized upon transfer of control of promised products and/or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products and services. The Company currently sells its products through direct, retail, and distributor sales channels with a national reach across the USA. The Company recognizes revenue when persuasive evidence of a customer or distributor arrangement exists, shipment has occurred, the price is fixed or determinable, and the sales revenues are considered collectible. Subject to these criteria, the Company recognizes revenue at the time of shipment of the merchandise to the retail customer.

Cost of Revenue

Cost of revenues consists primarily of product costs and shipping and handling, which are directly attributable to the sale of products. Shipping and handling costs included in cost of revenue for the nine-months ended September 30, 2021 and 2020, totaled $2,579 and $1,174.

Advertising

Advertising costs, including the cost of promotional products, which totaled $8,211 and $1,260 for the nine-month periods ended September 30, 2021 and 2020, are charged to operations when incurred.

Impairment

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset.

Net Loss Per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year.

Recent Accounting Standards

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

F-17

GELSTAT CORPORATION

NOTES TO FINANCIAL STATEMENTS (continued)

SEPTEMBER 30, 2021

UNAUDITED

NOTE 4 – Debt

Notes Payable

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of:

	September 30, 2021		December 31, 2020
Notes Payable	Balance	Interest rate	Balance	Interest rate
Loans-related party	$94,190	12%	$51,095	12%
PPP loan	—	1%	33,750	1%
Convertible note payable, net	14,861		—
	$109,051		$84,845

Related Party

The Company entered into an agreement with a related party on July 31, 2020, whereby the related party loaned the Company the aggregate principal amount of up to $78,750 in tranches, pursuant to a note, repayable on June 30, 2022. The note carries an annual interest rate of 12% and an Original Issue Discount (OID) of 5%. In addition, the Company will issue warrants permitting the related party to purchase for cash 78,750,000 shares of the Company’s common stock at a price to be determined once sufficient authorized shares are available for issuance such that these shares do not exceed the amount of available authorized shares. The balance of this note as of September 30, 2021 and December 31, 2020 was $94,190 and $51,095.

PPP Loan

On May 1, 2020, the Company entered into a promissory note (the “Note”) with Bank of America, which provides for a loan in the amount of $33,750 (the “Loan”) pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Loan has a two-year term and bears interest at a rate of 1.00% per annum (APR 1.014%). Monthly principal and interest payments are deferred for seven months after the date of disbursement and was extended additional six months from the date of disbursement. The Loan may be prepaid at any time prior to maturity with no prepayment penalties.

On January 28, 2021, the Company entered into a second promissory note (the “Second Note”) with Bank of America, which provides for a loan in the amount of $33,747 (the “Second Loan”) pursuant to the Second Draw of the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Loan has a two-year term and bears interest at a rate of 1.00% per annum (APR 1.014%). Monthly principal and interest payments are deferred for seven months after the date of disbursement and was extended additional six months from the date of disbursement. The Loan may be prepaid at any time prior to maturity with no prepayment penalties.

The two PPP loans were both forgiven and the balance of PPP loan is $0 as of September 30, 2021.

F-18

Convertible note

On July 8, 2021, GelStat issued a one-year $59,444 convertible note and received $50,000 in proceeds after discount and fees. (The note bears no interest and is due July 8, 2022.) GelStat also issued 25,000,000 shares, with an estimated value of $250,000, and a five-year warrant to purchase 5,944,444 shares, with an estimated nominal value of $0, as additional consideration for this note.

	September 30, 2021	December 31, 2020
Notes Payable	Balance	Balance
Convertible note payable, net	14,861	—
	$14,861	$—

Accounts payable and preferred stock payable

On June 13,2020, the company entered into an inventory purchase agreement with vendor to purchase the inventory for $75,000 to be paid with $25,000 cash and $50,000 of GelStat preferred stock. The first cash payment of $10,000 was made on June 29,2020. As of September 30,2021, the remaining $15,000 of cash payment and the $50,000 of preferred stock is still payable.

NOTE 5 – Accrued Salary

As of September 30, 2021 and December 31, 2020, GelStat has accrued $82,879 and $91,450 in salary to its CEO.

NOTE 6 – Inventory

Inventories are recorded at the lower of cost or net realizable value. The cost of finished goods is determined using average actual cost. The inventory category and balance as of September 30,2021 and December 31,2020 were as follows:

	September 30, 2021	December 31, 2020
Inventory
Finished goods	$75,099	$75,263
	$75,099	$75,263

NOTE 7 – Warehouse lease agreement

On June 28, 2020, the company entered into a warehouse and office lease agreement at its current address 7554 SW Jack James Drive, Stuart, Florida 34997. The lease started July 1, 2020 and the right-to-use asset recorded is $43,980 and $62,160 on September 30, 2021 and December 31, 2020.

At September 30, 2021, future minimum payments under warehouse lease with terms of at least one year were as follows:

	Total payment for year	March	June	September	December	Monthly payment	Term
2020	$12,000	$—	$—	$68,160	$62,160	$2,000	July 2020 to June 2021
2021	$24,360	$56,160	$50,160	$43,980	$37,800	$2,060	July 2021 to June 2022
2022	$25,080	$31,620	$25,440	$19,080	$12,720	$2,120	July 2022 to June 2023
2023	$12,720	$6,360	$—
Thereafter	—
Total	$74,160

NOTE 8 – Subsequent Event

On October 29, 2021, the company filed an Offering Statement on Form 1-A to the SEC which is still pending qualification.

End of Financial Statements

F-19

PART III – EXHIBITS

Exhibit Index

Exhibit No.	Description
2.1*	Certificate of Incorporation
2.2*	Certificate of Amendment to Certificate of Incorporation filed May 16, 2011
2.3*	Certificate of Amendment to Certificate of Incorporation filed June 22, 2021
2.4*	Bylaws
2.5*	Agreement of Merger and Plan of Merger and Reorganization between GelStat, a Minnesota corporation and GelStat Corporation, a Delaware corporation
2.6*	Certificate of Merger of Foreign Corporation into a Domestic Corporation
3.1*	Certificate of Designation of Series A Preferred Stock filed July 6, 2021
4.1*	Form of Subscription Agreement
4.2*	Security Agreement between Company and Quick Capital, LLC
11.1**	Consent of Independent Accountant
12.1**	Legal Opinion

*   Previously filed

** Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stuart, State of Florida, on December 15, 2021.

GelStat Corp.

/s/ Javier Acosta

Chief Executive Officer; Chief Financial Officer; Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Adrian Goldfarb

Director